UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

FRANKLIN COVEY CO.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held
January 26, 2018
FRANKLIN COVEY CO.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the Company), which will be held on Friday, January 26, 2018 at 8:30 a.m., in the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the Annual Meeting), for the following purposes:
(i)	To elect eight directors to serve until the 2019 annual meeting of shareholders;

(ii)	To hold an advisory vote on executive compensation;

(iii)	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

(iv)	To approve the Franklin Covey Co. 2017 Employee Stock Purchase Plan;

(v)	To ratify the appointment of Deloitte & Touche, LLP as the Company's independent registered public accountants for fiscal 2018; and

(vi)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 26, 2018.  The proxy statement and annual report to shareholders are available at http://www.viewproxy.com/FranklinCovey/2018.

The Board of Directors has fixed the close of business on Thursday, November 30, 2017 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person.  To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors,

/s/ Robert A. Whitman

Robert A. Whitman
Chairman of the Board of Directors
December 22, 2017

IMPORTANT
Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete your proxy.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2331

PROXY STATEMENT

Annual Meeting of Shareholders
 January 26, 2018

SOLICITATION OF PROXIES

This Proxy Statement is being made available to the shareholders of Franklin Covey Co., a Utah corporation (us, our, we, FranklinCovey, or the Company), in connection with the solicitation by the board of directors (the Board or Board of Directors) of the Company of proxies from holders of outstanding shares of our Common Stock, $0.05 par value per share (the Common Stock), for use at our Annual Meeting of Shareholders to be held on Friday, January 26, 2018, at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournment or postponement thereof.  This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 22, 2017.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect eight directors to serve until the next annual meeting; (ii) to hold an advisory vote on executive compensation; (iii) to hold an advisory vote on the frequency of the advisory vote on executive compensation; (iv) to approve the 2017 Franklin Covey Co. Employee Stock Purchase Plan (the Plan); (v) to ratify the appointment of Deloitte & Touche, LLP (Deloitte) as our independent registered public accountants for the fiscal year ending August 31, 2018; and (vi) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparation, assembly, printing, and mailing to shareholders this Proxy Statement and accompanying materials.  In addition to the solicitation of proxies by use of the mails, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, facsimile, or electronic mail.  Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

INFORMATION ABOUT VOTING

Who can vote?

The only voting securities that we have outstanding are shares of our Common Stock.  Our Board of Directors has fixed the close of business on Thursday, November 30, 2017 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the Record Date).  Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.  As of the Record Date, there were 13,842,505 shares of our Common Stock issued and outstanding.  The holders of record of the shares of our Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

What is the difference between a shareholder of record and a "street name" holder?

If your shares are registered directly in your name with Zions Bank, our stock transfer agent, you are considered a shareholder of record with respect to those shares.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, but not the shareholder of record, and your shares are held in "street name."  You are entitled to vote your shares whether you are the shareholder of record or you hold the shares in street name.

How can you vote?

You may submit your proxy by mail, telephone, or the Internet.  If you are submitting your proxy by mail, you should complete, sign, and date your proxy card and return it in the envelope provided.  Sign your name exactly as it appears on the proxy card.  If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card.  If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.  If you provide specific voting instructions, your shares will be voted as you have instructed.  Proxy cards submitted by mail must be received by our voting tabulator no later than January 25, 2018 to be voted at the Annual Meeting.  You may also vote in person at the Annual Meeting.

What if I do not specify on my proxy card how I want my shares voted?

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted (i) FOR the election of each of the eight director nominees (Proposal No. 1); (ii) FOR the proposal regarding an advisory vote on executive compensation (Proposal No. 2); (iii) ONE YEAR for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 3); (iv) FOR the approval of the 2017 Franklin Covey Co. Employee Stock Purchase Plan (Proposal No. 4); (v) FOR the ratification of the appointment of Deloitte as our independent registered public accountants for the fiscal year ending August 31, 2018 (Proposal No. 5); and in the discretion of the proxy holders as to any other matters as may properly come before the Annual Meeting or at any adjournment or postponement thereof.  It is not currently anticipated that any other matters will be presented at the Annual Meeting.

How do I vote at the Annual Meeting?

You may vote in person by written ballot at the Annual Meeting.  However, if your shares are held in street name, you must bring a legal proxy or other proof from that broker, trust, bank, or other nominee of your beneficial ownership of those shares as of the record date in order to vote at the Annual Meeting.  If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting.

If my shares are held in street name, will my broker, bank or other nominee vote my shares for me?

No.  If you hold your shares in street name and do not give voting instructions to your broker, bank, or other nominee, then your broker, bank, or other nominee may only vote your shares with respect to "discretionary" matters, but may not vote your shares with respect to "non-discretionary" matters.  Each of our proposals, except for Proposal No. 5, the ratification of the appointment of our independent registered public accounting firm, are considered "non-discretionary" matters.  As a result, if you hold your shares in street name, your broker, bank, or other nominee will not have discretion to vote your shares at the Annual Meeting if you do not provide voting instructions.  Accordingly, it is important that street name holders give instructions to their broker, bank, or other nominee by following the voting instructions received from their broker, banker, or other nominee.

May I revoke my vote prior to the Annual Meeting?

A shareholder who has completed a proxy may revoke it at any time prior to its exercise at the Annual Meeting by returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth below, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

What is a Quorum?

A quorum is the presence, in person or by proxy, of at least a majority of the shares of our Common Stock outstanding as of the close of business on the Record Date.  A quorum is necessary to transact business at the Annual Meeting.  Abstentions and "broker non-votes" will be included in determining the presence of a quorum at the Annual Meeting.  Holders of common stock will vote as a single class.  If there are not sufficient shares represented for a quorum, then the Annual Meeting may be adjourned or postponed from time to time until a quorum is established.

What Vote is Required for a Proposal to be Approved?

Unless a nominee receives a greater number of votes "withheld" or "against" than votes "for" such nominee, the eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the eight directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company's bylaws, any nominee for director who receives a greater number of votes "withheld" or "against" from his or her election than votes "for" his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote.  The Nominating Committee shall promptly consider the director's resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

The option of "one year," "two years," or "three years" which receives the highest number of votes will be the option recommended by the shareholders for Proposal No. 3.  Abstentions and broker non-votes will not have any effect on the outcome of Proposal No. 3.
Approval of the 2017 Franklin Covey Co. Employee Stock Purchase Plan, which is proposal No. 4, requires the number of votes cast in favor of the Plan to exceed the number of votes cast against this proposal.  Abstentions with respect to this proposal will have the same effect as votes against the proposal.  Broker non-votes will not have any effect on the outcome of this proposal.
The ratification of the appointment of Deloitte as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

What are the Board's voting recommendations?

The Board of Directors recommends that you vote "FOR" proposal nos. 1, 2, 4 and 5, and "ONE YEAR" for proposal no. 3, as described in this Proxy Statement.

What are broker non-votes?

When a broker, bank, or other nominee has discretion to vote on one or more proposals at a meeting but does not have discretion to vote on other matters at the meeting, the broker, bank, or other nominee will inform the inspector of election that it does not have the authority to vote on the "non-discretionary" matters with respect to shares held for beneficial owners which did not provide voting instructions with respect to the "non-discretionary" matters.  This situation is commonly referred to as a "broker non-vote."

The Company's Principal Office and Main Telephone Number

Our principal executive offices are located at 2200 West Parkway Blvd., Salt Lake City, Utah 84119-2331 and our main telephone number is (801) 817-1776.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Nominees for Election to the Board of Directors

Our Board currently consists of eight directors, six of whom are considered independent.  Each of the directors standing for election will serve a one-year term expiring at the next annual meeting of shareholders.  At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement.

Our directors have significant experience with our business and are familiar with the risks and competition we face, which allow them to participate actively and effectively in Board and committee discussions and deliberations.  Our directors meet and speak frequently with each other and with members of our senior management team.  These formal meetings and informal discussions occur based on the needs of our business and the market environment.

The Nominating and Governance Committee of the Board (the Nominating Committee) and the Board believe the skills, qualities, attributes, and experiences of its directors provide the Company with the business acumen and range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our shareholders.  In addition, the Board firmly believes that the experience, attributes, and skills of any single director should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of whom contributes to the function of an effective Board.  The biographies below describe the skills, qualities, attributes, and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors for re-election.

Anne H. Chow
Independent Director
Director Since: March 2016
Committees: Member of all standing committees
Other Directorships: None

Ms. Chow, 51, is currently the President of National Business at AT&T Business.  As President of National Business, Anne leads a team of over 11,000 industry professionals around the country who are responsible for developing integrated solutions for AT&T's largest multinational business customers as a direct channel as well as through strategic alliances.  The global scope of her responsibilities include sales and end-to-end relationship management for both Systems Integrator Solutions and Energy Solutions verticals, multi-billion dollar income statement ownership for these segments as well as for AT&T's sourcing business, and customer service operations for complex managed services across AT&T Business.  Since 2000, Ms. Chow has held a variety of leadership positions at AT&T, including Senior Vice President – Global Solutions and Sales Operations and Senior Vice President – Premier Client Group.

A long standing, active member of the community, Anne has previously served on the boards of the AT&T Foundation, Hunterdon Healthcare System, New Jersey Chamber of Commerce, Asian & Pacific Islander American Scholarship Fund, and the Joint Center for Political and Economic Studies.  Ms. Chow serves on the Georgia Tech Parents Board, as Vice Chair of the Board of Directors for the Asian American Justice Center, and as a member of the National Board of Directors for the Girl Scouts of the USA.

Ms. Chow holds a Master's Degree in Business Administration with Distinction from The Johnson School at Cornell University, as well as a Bachelor of Science Degree and Masters of Engineering Degree in Electrical Engineering from Cornell University.  Ms. Chow is also a graduate of the Pre-College Division of the Juilliard School of Music.

Director Qualifications:  Ms. Chow was appointed to the Company's Board in March 2016.  The Company believes that Ms. Chow's strong sales and relationship management background as well as her extensive distribution and global leadership experience provide valuable insight and skills to our Board of Directors.  Ms. Chow's significant involvement with various other entities throughout her career provides her with wide-ranging perspective and experience in the areas of management, operations, and marketing.

Clayton M. Christensen
Independent Director
Director Since: March 2004
Committees: None
Other Directorships: Tata Consultancy Services (NYSE) and Amdocs (NASDAQ)

Dr. Christensen, 65, is the Kim B. Clark Professor of Business Administration at the Harvard Business School where he has been a faculty member since 1992.  Dr. Christensen was a Rhodes Scholar and received his Masters of Philosophy degree from Oxford and his MBA and DBA from the Harvard Business School.  He also served as President and Chairman of CPS Technologies from 1984 to 1989.  From 1979 to 1984 he worked as a consultant and project manager for the Boston Consulting Group.  Dr. Christensen is the founder of Rose Park Advisors, Innosight LLC, and the Christensen Institute for Disruptive Change.

Director Qualifications:  Dr. Christensen's research and teaching interests center on building new growth businesses and sustaining the success of companies.  His specific area of focus is in developing organizational capabilities.  Dr. Christensen is widely recognized as a leader in these fields and his knowledge and valuable insights enable him to make significant contributions to our strategic direction and development of new training and consulting services.  Additionally, Mr. Christensen's previous work with various companies provides him with a broad perspective in the areas of management and operations.

Michael Fung
Independent Director
Director Since: July 2012
Committees: Chair of the Audit Committee and a member of all other standing committees
Other Directorships: 99 Cents Only Stores, LLC, and Floor and Décor

Mr. Fung, 67, retired, after 11 years, from Wal-Mart Stores, Inc. in 2012.  Mr. Fung was the Senior Vice-President and Chief Financial Officer of Wal-Mart U.S., a position he held from 2006 through his retirement in February 2012.  From 2001 to 2003, Mr. Fung served as Vice President of Finance and Administration for Global Procurement and was promoted in 2003 to Senior Vice President and Chief Audit Executive.  In his previous roles with Wal-Mart, Mr. Fung was responsible for U.S. finance operations, including strategy, merchandising, logistics, real estate, operations, professional services, and financial planning and analysis.  Prior to his experience at Wal-Mart, Mr. Fung held financial leadership positions at Universal Foods Corporation, Vanstar Corporation, Bass Pro Shops, Inc., and Beatrice Company.  Mr. Fung received his Bachelor's degree in accounting from the University of Illinois and an MBA from the University of Chicago.  Mr. Fung is a Certified Public Accountant in the state of Illinois (inactive), serves on the Board of Directors of the Asian & Pacific Islander American Scholarship Fund, a member of The Committee of 100, and the University of Illinois Foundation.

Director Qualifications: Mr. Fung's extensive financial background and expertise, as well as international leadership experience, provides him with wide-ranging knowledge and experience.  His professional involvement in various capacities during his career enabled Mr. Fung to gain experience in many areas including auditing, internal control, financial planning, organizational development, strategic planning, and corporate governance.  Mr. Fung's substantial financial knowledge and leadership experience qualify him to be an audit committee financial expert and enable him to make valuable contributions to our Board of Directors and on the Audit Committee.

Dennis G. Heiner
Lead Independent Director
Director Since: January 1997
Committees: Chair of the Nominating Committee and member of all other standing committees
Other Directorships: None

Mr. Heiner, 74, currently serves as a Managing Member of Sunrise Oaks Capital Fund, LLC, a small private bridge loan financing fund.  Mr. Heiner served from 1999 to 2004 as President and Chief Executive Officer of Werner Holding Co., a leading manufacturer of climbing products and aluminum extrusions.  Prior to joining Werner, he was employed by Black & Decker Corporation from 1985 to 1999 where he served for 6 years as Senior Vice President and President Worldwide Small Electric Appliances, and later as Executive Vice President and President of the Hardware and Home Improvement Group, a world leader in residential door hardware and plumbing fixtures.  From 1979 to 1985, Mr. Heiner was employed by Beatrice Foods where he served as a Division President.  From 1972 to 1979, Mr. Heiner was employed by Conroy Inc., a manufacturer of recreational vehicles, where he held the positions of Director of Marketing and Vice President of Finance and International Marketing.  Mr. Heiner has also served on several other boards including Rayteck, Shell Oil's AERA Board, and Werner Holdings.  Mr. Heiner received his Bachelor of Arts degree from Weber State University and his MBA degree from Brigham Young University.  He also completed Executive programs at Northwestern's Kellogg School of Management and the Harvard Business School.

Director Qualifications: Mr. Heiner brings to the Board of Directors chief executive leadership and business management experience, as well as strong operational knowledge and expertise.  Mr. Heiner's broad industry experience, including previous roles in leadership, finance, and marketing, provides the Board of Directors with valuable contributions in the areas of management, strategy, leadership, governance, growth, and long-term planning.  Mr. Heiner's executive leadership experience and strong business background enable him to provide strong and independent leadership on the Board of Directors in his role as Lead Independent Director.  Mr. Heiner also makes important contributions to our Company in the areas of board and business leadership development and succession planning.

Donald J. McNamara
Independent Director
Director Since: June 1999
Committees: None
Other Directorships: Crow Holdings and Enlivant

Mr. McNamara, 64, is the founder of The Hampstead Group, LLC (The Hampstead Group), a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989.  He has over 35 years of successful investment experience, including Bass Brothers Enterprises, Marriott Corporation, and JMB Realty.  Mr. McNamara currently serves as a Senior Advisor to TPG's real estate platform, which includes $8 billion of assets collectively in its equity and debt platforms.  Mr. McNamara received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978.  The Hampstead Group is the sponsor of Knowledge Capital, and Mr. McNamara serves on the Board as a designee of Knowledge Capital.

Director Qualifications: Mr. McNamara's experience in private equity provides him with considerable expertise in financial and strategic matters.  This expertise enables him to make valuable contributions to the Company in the areas of raising capital, capital deployment, acquisitions and dispositions, and other major financial decisions.  Mr. McNamara's involvement with other entities throughout his career provides him with wide-ranging perspective and experience in the areas of management, operations, and strategy.  In addition, Mr. McNamara has a meaningful understanding of our operations having served on our Board of Directors for more than 15 years, enabling him to make contributions to our strategy, innovation, and long-range plans.

Joel C. Peterson
Director
Director Since: May 1997
Committees: None
Other Directorships: Chairman of the Board at JetBlue Airways (NASDAQ), and Director at Packsize

Mr. Peterson has been on the faculty of the Graduate School of Business at Stanford University since 1992, teaching courses in real estate investment, entrepreneurship, and leadership.   Mr. Peterson is also the Founding Partner and Chairman of Peterson Partners, a Salt Lake City-based investment management firm which has invested in over 200 companies through 13 funds in four primary asset classes: growth-oriented private equity, venture capital, real estate, and search funds.  Prior to Stanford Business School and founding Peterson Partners, Mr. Peterson was Chief Executive Officer of Trammell Crow Company, then the world's largest private commercial real estate development firm.  Mr. Peterson earned an MBA from Harvard University and received his bachelor's degree from Brigham Young University.

Director Qualifications: Mr. Peterson brings chief executive leadership, extensive financial experience, and strong academic skills to our Board of Directors.  Mr. Peterson's roles in executive leadership, financial management, and private equity enable him to make key contributions in the areas of leadership, raising capital, capital deployment, strategy, operations, and growth.  His experience with Peterson Partners and teaching courses on entrepreneurship adds valuable knowledge in growth and long-term strategic planning as well as accessing and deploying capital.  Mr. Peterson also has a deep understanding of the Company's operations and background with over 20 years of experience on our Board of Directors.  Further, prior to the FranklinCovey merger, Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997.

E. Kay Stepp
Independent Director
Director Since: May 1997
Committees: Chair of the Organization and Compensation Committee and member of all other standing committees
Other Directorships: None

Ms. Stepp, 72, a retired executive, is the former Chairperson of the Board of Providence Health and Services, and served as President and Chief Operating Officer of Portland General Electric, an electric utility, from 1978 to 1992.  She formerly was principal of Executive Solutions, an executive coaching firm, from 1994 to 2001, and was a director of the Federal Reserve Bank of San Francisco from 1991 to 1995.  Ms. Stepp also served as a director of the Covey Leadership Center from 1992 to 1997.  She received her Bachelor of Arts degree from Stanford University and a Master of Arts in Management from the University of Portland.  Ms. Stepp also attended the Stanford Executive Program and the University of Michigan Executive Program.

Director Qualifications: Ms. Stepp's experience in management and as chief operating officer brings valuable knowledge to the Board of Directors in areas such as marketing, distribution, human resources, technology, and administration.  Ms. Stepp also brings the Company extensive governance experience with public corporations, private corporations, and non-profit organizations.  This background and experience allow Ms. Stepp to make valuable contributions to the Board of Directors in the areas of operations, management, compensation, and organizational development.  She also brings special expertise and experience in human resource management and compensation from her consulting career, which provides her with the knowledge to serve as the chairperson of the Board's Compensation and Organization Committee.  Ms. Stepp has a deep understanding of our operations and long-term goals from her years of experience on the Board of Directors.

Robert A. Whitman
Chairman of the Board and Chief Executive Officer
Director Since: May 1997
Committees: None
Other Directorships: Charles River Associates (NASDAQ), and Greystar Real Estate

Mr. Whitman has served as Chairman of the Board of Directors since June 1999 and as President and Chief Executive Officer of the Company since January 2000.  Mr. Whitman previously served as a director of the Covey Leadership Center from 1994 to 1997.  Prior to joining us, Mr. Whitman served as President and Co‑Chief Executive Officer of The Hampstead Group from 1992 to 2000 and is a founding partner at Whitman Peterson.  Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from the Harvard Business School.

Director Qualifications: Mr. Whitman's leadership experience as the Chief Executive Officer of the Company and his in-depth knowledge of our strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board of Directors.  Mr. Whitman's role as Chief Executive Officer also enables him to provide important contributions to strengthening our leadership, operations, strategy, growth and long-range plans.  Mr. Whitman's extensive experience in finance, private equity investing, and leadership also provides him with the knowledge to make valuable contributions to the Board of Directors in the areas of finance, raising capital, and capital deployment.

Corporate Governance

FranklinCovey upholds a set of basic values and principles to guide our actions, and we are committed to maintaining the highest standards of business conduct and corporate governance.  Our emphasis on corporate governance begins at the top, with our directors, who are elected by, and are accountable to you, our shareholders.  This commitment to governance extends to our management team and to all of our employees.  We have adopted a Code of Business Conduct and Ethics for our directors, officers, and senior financial officers that include the Chief Executive Officer (CEO) and Chief Financial Officer (CFO) and other members of our financial leadership team.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.franklincovey.com.  In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print free of charge to any shareholder by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  The Code of Business Conduct and Ethics applies to all directors, officers, and employees of FranklinCovey.

A feature of our corporate governance is that our standing committees are comprised of independent directors, as discussed below.  We believe this structure allows for a collective focus by the majority of our independent directors on the various complex matters that come before Board committees.  The overlap inherent in this structure assists these independent directors in the execution of their responsibilities.

Board Oversight

Our Board is responsible for and committed to the independent oversight of the business and affairs of our Company, including financial performance, CEO performance, succession planning, strategy, risk management, and compensation.  In carrying out this responsibility, our Board advises our CEO and other members of our senior management team to help drive success for our clients and long-term value creation for our shareholders.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an "independent director" under the listing standards of the New York Stock Exchange (NYSE):  Anne H. Chow, Clayton M. Christensen, Michael Fung, Dennis G. Heiner, Donald J. McNamara, and E. Kay Stepp.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly, or as a partner, shareholder, or officer of an organization that has a relationship with us).  The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors and the existence of related party transactions as described in the section entitled "Certain Relationships and Related Transactions" found in this report.

Board Leadership Structure

Under our current leadership structure, we have a combined position of Chairman and CEO and an independent director serving as a Lead Independent Director.  The Board of Directors does not have a policy on whether the roles of Chairman and CEO should be separate or combined.  Our Board assesses these roles and deliberates the merits of its leadership structure to ensure that the most efficient and appropriate structure is in place.  In addition, our Board has determined that if the Chairman is not an independent director, then there should also be a Lead Independent Director.

Our Board believes that combining the roles of Chairman and CEO is currently the most effective leadership structure for our Company.  Combining these roles ensures that our Company has a single leader who speaks with one voice to our shareholders, clients, employees, regulators, other stakeholders, and to the broader public.  Our current CEO, Mr. Whitman, has significant knowledge of, and experience in, our business, industry, operations, and risks, which affords him the insight necessary to guide discussions at Board meetings.  Mr. Whitman also provides our Board with updates on significant business developments and other time-sensitive matters.

As CEO, Mr. Whitman is directly accountable to our Board and, through our Board, to our shareholders.  His role as Chairman is both counterbalanced and enhanced by the overall independence of the Board and independent leadership provided by our Lead Independent Director, Mr. Heiner.  Mr. Heiner, as Chairman of our Nominating and Governance Committee, was designated as the Lead Independent Director by our Board.  Our independent directors may elect another independent director as Lead Independent Director at any time.  Mr. Whitman and Mr. Heiner meet and speak frequently regarding our Board and our Company.

The Board of Director's Role in Risk Management Oversight

The Audit Committee of our Board of Directors has responsibility for the oversight of risk management, while our management team is responsible for the day-to-day risk management process.  With the oversight of the Board of Directors, management has developed an enterprise risk management strategy, whereby management identifies the top individual risks that we face with respect to our business, operations, strategy, and other factors that were recognized after discussions with key business and functional leaders and reviews of external information.  In addition to evaluating various key risks, management identifies ways to manage and mitigate such risks.  During fiscal 2016, management met with the Audit Committee to discuss the identified risks and the efforts that are designed to mitigate and manage these risks.  These risks are allocated to the various committees of the Board of Directors to allow the committees to examine a particular risk in detail and assess its potential impact to our operations.  For example, the Audit Committee reviews compliance and risk management processes and practices related to accounting and financial reporting matters; the Nominating Committee reviews the risks related to succession planning and the independence of the Board of Directors; and the Organization and Compensation Committee (the Compensation Committee) reviews the risks related to our various compensation plans.  In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the entire Board of Directors.

As part of its responsibilities, the Compensation Committee periodically reviews our compensation policies and programs to ensure that the compensation programs offer appropriate performance incentives for employees, including executive officers, while mitigating excessive risk taking.  We believe that our various compensation programs contain provisions that discourage excessive risk taking.  These provisions include:

•	An appropriate balance between annual cash compensation and equity compensation that may be earned over several years.
•	Metrics that are weighted between the achievement of overall financial goals and individual objectives.
•	Stock ownership guidelines that encourage executive officers to accumulate meaningful levels of equity ownership, which align the interests of executives with those of long-term shareholders.

Based on a review of the nature of our operations by the Compensation Committee, we do not believe that any areas of the Company are incented to take excessive risks that would likely have a material adverse effect on our operations.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

Overview

During the fiscal year ended August 31, 2017, there were four meetings held by our Board of Directors.  All of the members of our Board of Directors were able to attend at least 75 percent of the Board and committee meetings for which they were entitled to participate.  Although we encourage Board members to attend our Annual Meeting, we do not have a formal policy regarding director attendance at our annual shareholder meetings.  Seven members of our Board of Directors attended our most recent annual meeting of shareholders, which was held in January 2017.

Our Lead Independent Director plays an active role on our Board of Directors.  Mr. Heiner reviews the agenda, schedule, and materials for each Board and Nominating Committee meeting and presides over executive sessions of the independent directors.  Any independent director may call for an executive session and suggest agenda items for Board or committee meetings.

The following table shows the current membership of each of our committees.

Director	Audit	Nominating	Compensation
Anne H. Chow
Clayton M. Christensen	-	-	-
Michael Fung
Dennis G. Heiner
Donald J. McNamara	-	-	-
Joel C. Peterson	-	-	-
E. Kay Stepp
Robert A. Whitman	-	-	-

  Committee Chairperson
  Committee Member

The Board of Directors has adopted a written charter for each of the committees.  These charters are available on our website at www.franklincovey.com.  In addition, shareholders may obtain a printed copy of any of these charters free of charge by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

The Audit Committee

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and met eight times during fiscal 2017.  The Audit Committee's primary functions are to:

•
assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors' qualification, independence, and performance, internal audit function performance, and internal control over financial reporting;

•	decide whether to appoint, retain, or terminate our independent auditors;

•	pre-approve all audit, audit-related, tax, and other services, if any, to be provided by the independent auditors; and

•	prepare the Audit Committee Report.

The audit committee is chaired by Mr. Fung, and each of the members of the Audit Committee is independent as described under NYSE rules and meets the enhanced independence standards established by Rule 10A-3 promulgated under the Exchange Act.  The Board of Directors has determined that one of the Audit Committee members, Michael Fung, is an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Nominating Committee
The Corporate Governance and Nominating Committee (the Nominating Committee) is chaired by Mr. Heiner and met four times during the fiscal year ended August 31, 2017.  The primary purposes of the Nominating Committee are to:

•	recommend individuals for nomination, election, or appointment as members of our Board and its committees;

•	oversee the evaluation of the performance of our Board and its committees and our management;

•	ensure that our committees are comprised of qualified and experienced independent directors;

•	review and concur in the succession plans for our CEO and other members of senior management; and

•
take a leadership role in shaping our corporate governance, including developing, recommending to the Board, and reviewing on an ongoing basis the corporate governance principles and practices that apply to our Company.

In carrying out the responsibilities of the Nominating Committee, Mr. Heiner frequently met or had discussions with our CEO during the fiscal year.  All of the members of the Nominating Committee are "independent" as defined under NYSE rules.

The Organization and Compensation Committee

We are in a business that relies heavily on our people for a competitive advantage.  As a result, our Organization and Compensation Committee plays a pivotal role in enabling us to attract and retain the best talent for the growth and strategic needs of our Company.

The Compensation Committee is chaired by Ms. Stepp and regularly met without any employees present to discuss executive compensation matters, including Mr. Whitman's compensation package, during fiscal 2017.  The primary functions of the Compensation Committee are to:

•	determine and approve the compensation of our CEO and other executive officers;

•	review and make recommendations to the Board for any incentive compensation and equity-based plans that are subject to Board approval;

•
assist our Board in its oversight of the development, implementation, and effectiveness of our policies and strategies relating to our human capital management, including recruiting, retention, career development and progression, diversity and employment practices;

•	review management development plans and succession plans to ensure business continuity (other than that within the purview of the Nominating Committee); and

•	provide risk oversight of all Company compensation plans.

The Compensation Committee met six times during fiscal 2017.  All of the Compensation Committee members are "independent" as defined under the NYSE enhanced independence standards.  As described below in "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions," none of the Compensation Committee members had any material business relationships with the Company.
The Compensation Committee administers all elements of our executive compensation program, including our stock-based long-term incentive plans.  In consultation with the Compensation Committee, Mr. Whitman annually reviews and establishes compensation for the other Named Executive Officers (as defined below).  The Compensation Committee reports quarterly to the full Board on decisions related to the executive compensation program.

Compensation Consultants

Within its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist the committee.  During fiscal 2017, the Compensation Committee engaged Mercer as compensation consultants.  These compensation consultants provided information to the Compensation Committee regarding stock-based compensation plans, executive compensation, and director compensation that were used as components of the overall mix of information used to evaluate our compensation plans.  The Compensation Committee reviewed its relationship with Mercer and has determined that its work has not raised any conflicts of interest.  Further information regarding the role of these compensation consultants can be found in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of our subsidiaries.

Director Nomination Process

As indicated above, the Nominating Committee of the Board of Directors oversees the director nomination process.  The Nominating Committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.  Each candidate to serve on the Board of Directors must be able to fulfill the responsibilities for directors set out in the Corporate Governance Guidelines approved by the Board of Directors.  These Corporate Governance Guidelines may be found on our website at www.franklincovey.com.  In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period.  In connection with the selection of nominees for director, consideration will be given to the Board's overall balance of diversity of perspectives, backgrounds, and experiences.  We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors.  Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the Nominating Committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

Although not an automatically disqualifying factor, the inability of a candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate's suitability.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms and recommendations from current Board members and from shareholders.  In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities, and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, which is responsible for the nomination of candidates for appointment or election to the Board of Directors, will consider, but shall not be required to nominate, candidates recommended by our shareholders who beneficially own at the time of the recommendation not less than one percent of our outstanding stock (Qualifying Shareholders).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as for nominees from other nominating sources.  However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder's nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make such recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience and expertise, via mail addressed as follows:

Franklin Covey Co.
c/o Stephen D. Young, Corporate Secretary
2200 West Parkway Boulevard
Salt Lake City, UT  84119-2331

Contractual Rights of Knowledge Capital to Designate Nominees

Under the Amended and Restated Shareholders Agreement dated March 8, 2005, between Knowledge Capital and the Company, we are obligated to nominate one designee of Knowledge Capital for election to the Board of Directors.  Donald J. McNamara, a current member of our Board of Directors, is the designee of Knowledge Capital pursuant to this agreement.  Upon the mutual agreement of the Company and Knowledge Capital, Robert A. Whitman, the Chairman of the Board of Directors, does not currently serve as a designee of Knowledge Capital.  To the extent requested by Knowledge Capital, we are obligated at each meeting of our shareholders at which directors are elected to cause the Knowledge Capital designee to be nominated for election and will solicit proxies in favor of such nominee and vote all management proxies in favor of such nominee except for proxies that specifically are voted to the contrary.

The Amended and Restated Shareholders Agreement also provides that we are obligated, if requested by Knowledge Capital, and to the extent permitted by law and applicable rules of the New York Stock Exchange, to ensure that at least one designee of Knowledge Capital is a member of all committees of the Board other than any special committee of directors formed as a result of any conflict of interest arising from any Knowledge Capital designee's relationship with Knowledge Capital.  Knowledge Capital has not requested that its designee serve on any committees of the Board and Donald J. McNamara does not currently serve on any Board committees.
Communications with Directors
Shareholders or other interested parties wishing to communicate directly with the Board of Directors or the non-management directors as a group, may contact the Lead Independent Director directly via e-mail at lead.director@franklincovey.com.  Our audit committee chairman may also be contacted directly via e-mail at audit.committee@franklincovey.com.  You may also contact members of the Board in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  All such written communications will initially be received and processed by the office of the Corporate Secretary.  Depending on the nature of the correspondence, the Secretary or Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review during the next regular meeting of the Board of Directors.

Fiscal 2017 Director Compensation

Director compensation is set by the Organization and Compensation Committee and approved by the Board of Directors.  The Company's management does not play a role in setting Board Compensation.  We compensate members of the Board of Directors using a combination of cash and equity-based compensation.  Robert A. Whitman, our Chairman of the Board of Directors and CEO, does not currently receive compensation for his service as a director.  The compensation received by Mr. Whitman for his role as Chairman and CEO is shown in the Fiscal 2017 Summary Compensation Table, contained in the Executive Compensation section of this proxy statement.

In fiscal 2017, the other directors were paid the following amounts for services provided:

Compensation Element	Amount
Annual restricted stock award	$75,000
Annual cash retainer	40,000
Committee retainer, paid for service on each committee	10,000
Lead independent director annual retainer	30,000
Audit committee chairperson annual retainer	10,000
Compensation committee chairperson annual retainer	10,000
Nominating committee chairperson annual retainer	5,000

Directors were reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Fiscal 2017 Director Compensation Table

A	B	C	D	E	F	G	H
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other Comp ($)	Total ($)
Anne H. Chow	70,000	75,000	-	-	-	-	145,000
Clayton M. Christensen	40,000	75,000	-	-	-	-	115,000
Michael Fung	80,000	75,000	-	-	-	-	155,000
Dennis G. Heiner	105,000	75,000	-	-	-	-	180,000
Joel C. Peterson	40,000	75,000	-	-	-	-	115,000
E. Kay Stepp	80,000	75,000	-	-	-	-	155,000
Donald J. McNamara	40,000	75,000	-	-	-	-	115,000

Amounts reported in column C represent the fair value of stock-based compensation granted to each non-employee member of the Board of Directors.  All Board of Director restricted stock awards are made annually in January following the Annual Meeting, and have one-year vesting terms.  In January 2017, each non-employee member of the Board received a restricted share award of 4,262 shares that had a fair value of $75,000.  The fair value of the stock awards presented in column C was based on a share price of $17.60 per share, which was the closing price of our common stock on the date that the award was granted.  At August 31, 2017, the directors held a total of 29,834 shares of restricted stock.  For further information on the calculation used to value the stock awards presented in Column C, refer to Note 11 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2017 as filed with the SEC on November 14, 2017.

Fiscal 2018 Director Compensation

Based on information and recommendations from our compensation consultants, the following Director compensation changes were approved by the Board for fiscal 2018:

•	The annual restricted stock award will be increased to $100,000 per year. The restricted shares will continue to vest after one year of service.

•	The retainer for the Audit Committee Chairperson will increase to $15,000 per year.

All other Director compensation retainers and amounts will remain the same as in fiscal 2017.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of October 31, 2017, with respect to the beneficial ownership of shares of Common Stock by each person known by us to be the beneficial owner of more than five percent of our Common Stock, by each director, by the Named Executive Officers, and by all directors and officers as a group.  Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.  In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of Common Stock subject to options held by that person or entity that are currently exercisable or exercisable within 60 days of October 31, 2017.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.  The percentages set forth below have been computed without taking into account treasury shares held by us and are based on 13,702,759 shares of Common Stock outstanding as of October 31, 2017.  At the date of this report, there were no shares of Series A or B Preferred Stock outstanding.

BENEFICIAL OWNERSHIP
As of October 31, 2017	Number of Common Shares	Percentage of Class
Donald J. McNamara(1)(2)(4) c/o Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, UT 84119-2331	3,217,483	23.5%
Knowledge Capital Investment Group(1) 3899 Maple Ave., Suite 300 Dallas, TX 75219	2,812,805	20.5%
Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue Santa Monica, CA 90401	1,062,480	7.8%
Pembroke Management, LTD(3) 1002 Sherbrooke Street West Suite 1700 Montreal, Canada A8 H3A 354	963,872	7.0%
Blackrock, Inc.(3) 55 East 52nd Street New York, NY 10055	782,005	5.7%
Robert A. Whitman(5)	662,198	4.6%
Stephen D. Young(5)	274,419	1.9%
Joel C. Peterson(4)	221,018	1.6%
M. Sean Covey	205,644	1.5%
Dennis G. Heiner(4)	58,201	* %
E. Kay Stepp(4)	49,960	* %
Clayton M. Christensen(4)	20,992	* %
Michael Fung(4)	20,792	* %
Colleen Dom	15,027	* %
C. Todd Davis	12,615	* %
Scott J. Miller	4,255	* %
Paul S. Walker	3,068	* %
Anne H. Chow(4)	-	-%

All directors and executive officers as a group (14 persons)(4)(5)	4,765,672	33.4%

(1)
Mr. McNamara, who is a director of the Company, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, and therefore may be deemed the beneficial owner of the Common Stock held by Knowledge Capital.  Mr. McNamara disclaims beneficial ownership of the Common Stock held by Knowledge Capital.

(2)
The share amounts include those held for Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares.  Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares.

(3)	Information for Dimensional Fund Advisors Inc., Pembroke Management LTD, and Blackrock Inc. is provided as of September 30, 2017, the filing of their last 13F Reports.
(4)
The share amounts indicated exclude restricted stock awards currently held by the following persons in the following amounts: Anne H. Chow, 4,262 shares; Clayton M. Christensen, 4,262 shares; Michael Fung, 4,262 shares; Dennis G. Heiner, 4,262 shares; Donald J. McNamara, 4,262 shares; Joel C. Peterson, 4,262 shares; E. Kay Stepp, 4,262 shares; and all directors as a group, 29,834 shares.  These restricted stock awards do not have voting power or dividend rights until the shares actually vest to members of the Board of Directors.

(5)
The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts:  Robert A. Whitman 437,500 shares; Stephen D. Young 131,250 shares; and all executive officers and directors as a group, 568,750 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Board and executive officers, and persons who own more than 10 percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock.  Executive officers, directors and holders of more than 10 percent of our Common Stock are required by SEC regulations to furnish us with copies of all such reports they file.  Based upon a review of the copies of such forms received by us and information furnished by the persons named above, we believe that all reports were filed on a timely basis during fiscal 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and certain related persons, including our directors, Named Executive Officers, and their immediate family members, are participants, to determine whether such persons have a direct or indirect material interest.  Our legal and accounting departments have responsibility for the development and implementation of processes and controls to obtain information from the directors and Named Executive Officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our Proxy Statement.  In addition, a disinterested majority of the full Board of Directors or Audit Committee reviews and approves any related party transaction that is required to be disclosed.

Related Party Transactions

In fiscal 2009, we acquired CoveyLink Worldwide, LLC (CoveyLink).  CoveyLink conducts seminars and training courses and provides consulting based upon the book The Speed of Trust by Stephen M.R. Covey, who is the brother of M. Sean Covey.  Prior to the acquisition date, CoveyLink had granted us a non-exclusive license related to The Speed of Trust book and related training courses for which we paid CoveyLink specified royalties.  As part of the CoveyLink acquisition, an amended and restated license of intellectual property was signed that granted us an exclusive, perpetual, worldwide, transferable, royalty-bearing license to use, reproduce, display, distribute, sell, prepare derivative works of, and perform the licensed material in any format or medium and through any market or distribution channel.  The amount expensed for these royalties due to Stephen M.R. Covey under the amended and restated license agreement totaled $1.5 million during the fiscal year ended August 31, 2017.  In connection with the CoveyLink acquisition, we also signed a speaking services agreement that pays Stephen M.R. Covey a portion of the speaking revenues received for his presentations.  During fiscal 2017, we expensed $1.2 million for payment on these presentations.

We pay M. Sean Covey, who is also an officer of the Company, a percentage of the royalty proceeds received from the sales of certain books authored by him in addition to his salary.  During the fiscal year ended August 31, 2017, we expensed $0.2 million for these royalty payments.

In fiscal 2017, we employed Joshua M.R. Covey, who is the brother of M. Sean Covey, and paid him compensation totaling $189,397.  We also employed Dr. John Covey, an uncle of M. Sean Covey, and paid him compensation totaling $132,505 during fiscal 2017.

We employ Curtis Bateman, who is Shawn D. Moon's brother-in-law, and paid him compensation totaling $333,657 during fiscal 2017.  Mr. Bateman also received a long-term incentive equity award with a fair value of $25,000 during fiscal 2017, or 1,385 shares.  During fiscal 2017, 417 shares of this award vested to Mr. Bateman.  In fiscal 2017 we paid Curtis Garbett, who is also a brother-in-law to Shawn D. Moon, compensation totaling $224,063.

During fiscal 2017 we employed Doug Puzey, who is an uncle of Paul S. Walker, and paid him compensation totaling $397,038.

We employ John Harding, who is the brother-in-law of Stephen D. Young, and paid him compensation totaling $345,074 in fiscal 2017.  Mr. Harding received a long-term incentive equity award with a fair value of $50,000 during fiscal 2017, or 2,770 shares.  During fiscal 2017, 831 of these shares vested to Mr. Harding.

Robert A. Whitman, our Chairman of the Board of Directors and CEO, beneficially owns a partnership interest in Knowledge Capital.  Donald J. McNamara, a member of our Board of Directors, also beneficially owns a partnership interest in Knowledge Capital.  Knowledge Capital beneficially owns 2,812,805 shares of our Common Stock at October 31, 2017.

During fiscal 2017, we acquired the license rights for certain intellectual property owned by Higher Moment, LLC for $0.8 million.  The intellectual property is in part based on works authored and developed by Dr. Clayton Christensen, a well-known author and lecturer, who is a member of our Board of Directors.  However, Dr. Christensen does not have an ownership interest in Higher Moment, LLC.  The initial license period is five years and the agreement may be renewed for successive five-year periods for $0.8 million at each renewal date.

Each of these listed transactions was approved according to the procedures cited above.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee, composed of four independent directors, determined the fiscal 2017 compensation for the Named Executive Officers (NEOs) identified below.

•	Robert A. Whitman – Chairman and Chief Executive Officer (CEO)
•	Stephen D. Young – Chief Financial Officer (CFO)
•	M. Sean Covey – Executive Vice President for Global Solutions and Partnerships
•	Shawn D. Moon – Former Executive Vice President for Strategic Markets
•	Paul S. Walker – Executive Vice President for Global Sales and Delivery

The material elements of our executive compensation programs and policies, including program objectives, reasons for paying each element and the specific amounts of our NEOs' compensation for fiscal 2017, are explained below.  Following this description, you will find a series of tables containing more specific information about our NEOs' compensation.  We begin with an executive summary to provide a framework for analysis of this information.

Executive Summary

Overview

The Company's multi-year transition from selling engagement-by-engagement training and performance solutions to clients to selling training and performance solutions delivered through a software as a service (SaaS) business model, continued in fiscal 2017.  Our new SaaS business model: (1) provides clients with unlimited access to Franklin Covey's entire collection of best-in-class content for a defined population; (2) can be delivered through an almost unlimited combination of delivery modalities; (3) includes the services of an implementation specialist to help clients design "impact journeys" to help them achieve their performance objectives; and (4) at a price per population trained that is equivalent to that typically charged in the industry for just a single course in a single delivery modality.  We anticipated that this value proposition would be extremely compelling to our customers.  We also expected that it would be disruptive both to our historical course-by-course business model, and to our financial reporting, since the recognition of a significant portion of the value of contracts sold in a given period would be deferred into future periods, rather than being recognized in the current period.

Fiscal 2017 Performance

We believe that the Company is now at an inflection point where the magnitude and significant growth rate of our subscription business will increasingly more than offset the ongoing declines in our now, much smaller, historical channels.  As a result, we expect both our reported and economic revenue growth to accelerate in fiscal 2018 and beyond.

Subscription and subscription-related revenue already accounts for more than 70% of the revenue and deferred revenue in our English speaking direct offices, and is expected to increase to approximately 80-85% in the coming years.  We also expect to launch our All Access Pass subscription offering (AAP) in our offices in China and Japan this coming year.  In addition, more than 80% of our Education business is already subscription or subscription-related.  Our fiscal 2017 reported revenue, reported Adjusted EBITDA1 and reported operating income all showed significant and anticipated declines as a result of the change in our business model, and the related accounting.  However, we are pleased that the value proposition of our AAP offering is driving a higher initial sale, a higher rate of revenue renewal, and more add-on sales of services, resulting in a significantly higher lifetime value of our customers.  This higher lifetime customer value is driving accelerated growth for our subscription model.

1 Throughout this section, we refer to Adjusted EBITDA, a non-GAAP financial measure, which we believe is relevant to understanding our results of operations and compensation performance measures.  See Appendix B attached to this proxy statement for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to GAAP Net Income (Loss) for fiscal years 2012 to 2017.

Key Compensation Decisions and Actions for Fiscal 2017

The Compensation Committee made the following key executive compensation decisions and took the following key executive compensation actions for fiscal 2017:

•
Salaries – Fiscal 2017 salaries for our CEO and other NEOs remained at the same levels as in fiscal 2016, consistent with the Compensation Committee's desire to gradually increase the relative proportion of variable pay for each of our NEOs.

•
Annual Incentive Payments – Consistent with prior years, the Compensation Committee approved an annual incentive plan, which provided for potential cash incentives based on (1) the annual financial performance of the Company, based on reported Adjusted EBITDA, plus the amount of Adjusted EBITDA contribution imbedded in the change in deferred revenue (70% of payout) and (2) executive team performance objectives (30% of payout).  At the time this financial performance objective was set for fiscal 2017, the Company had not yet begun to offer extended term or multi-year agreements.  As a consequence, the Company's reported Adjusted EBITDA (plus the amount of Adjusted EBITDA contribution imbedded in the change in deferred revenue) was defined to include only that portion of deferred revenue that had been both contracted and billed in the year, and excluded deferred revenue which had been contracted, but not yet billed.  However, during the year, we began offering clients the opportunity to enter into multi-year agreements, a portion of which would be billed in future periods.  Although the amount of revenue from these contracts that would be recognized in future periods was equivalent to what it would have been had that portion of revenue been invoiced up front, this unbilled deferred revenue did not meet the definition of deferred revenue on which the compensation performance objectives were set, and, as a result, the NEOs did not receive compensation for achievement of the financial performance objective under the annual incentive plan.  However, the metric-based executive team performance objectives were achieved, resulting in an approximately 30% payout of total for each NEO.  In addition, the Company provided an incentive opportunity and payout to the NEOs in fiscal 2017 in respect to recognition of that portion of fiscal 2016 revenue which was deferred into fiscal 2017 on which, because of the structure of the fiscal 2017 objectives, the NEO's could never receive payment.  Further details of our annual incentive plan for fiscal 2017 are explained in the section below entitled "Fiscal 2017 Annual Performance-Based Variable Pay."

•
Long-Term Incentive Awards – Consistent with prior years, the Compensation Committee granted to each of the NEOs, performance-based restricted stock units (RSUs) that may be earned based on the achievement of six individual vesting conditions that are divided into two performance measures: (1) trailing four-quarter LTIP Adjusted EBITDA and (2) trailing four-quarter gross AAP sales.  LTIP Adjusted EBITDA equals Adjusted EBITDA plus the change in deferred revenue (less certain costs), and excludes the impact of foreign exchange.  As of August 31, 2017, each of the NEOs had vested in all three tranches of 18,338 shares related to AAP gross sales and the first tranche of 42,789 shares related to Adjusted EBITDA.  All other tranches of this award remain unvested.  Further details of the performance-based RSUs granted in fiscal 2017 are explained in the section below entitled "Equity Compensation."

Shareholder-Minded Compensation Practices

The Compensation Committee reviews and considers the views of institutional shareholders and proxy advisory firms on corporate pay practices.  In this regard, we reach out to key shareholders to solicit their views on executive compensation and consider the results of our annual "say-on-pay" voting.  In order to maintain best practices for compensation, the Compensation Committee has implemented and maintained the following policies:

•
Clawback Policy – The Board is empowered to require reimbursement of any annual incentive payment or long-term incentive payment made to an executive officer where: (1) the payment was predicated upon achieving financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in misconduct that caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results.  In such instance, the Company will seek to recover from the individual executive the amount by which the individual executive's incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

•
Hedging Policy – Our directors and executive officers are prohibited from trading in publicly traded options, puts, calls or other derivative instruments related to Franklin Covey stock or debt.  All other employees are discouraged from engaging in hedging transactions related to Company stock.

•	No Repricing Without Shareholder Approval – Our equity plans expressly prohibit option repricing without shareholder approval.

•	No Excise Tax Gross-ups – Excise tax gross-ups for our NEOs are prohibited.

•
Stock Ownership Guidelines – Our stock ownership guidelines require an ownership threshold of five times base salary for our CEO, three times base salary for our CFO and two times base salary for our other NEOs, with all NEOs targeted to reach these applicable thresholds within five years of the policy becoming applicable to the particular NEO and from the date each NEO first has shares awarded as part of their annual compensation.  Unvested share awards are included in calculating the required threshold.  NEOs are prohibited from selling any shares until after these guidelines are met.  The Compensation Committee annually reviews executives' progress toward meeting these guidelines.  Currently, the stock ownership of each of our CEO, our CFO and Mr. Covey meets or exceeds the applicable thresholds.  Mr. Walker is expected to meet his ownership threshold within the allotted time, and Mr. Moon has departed from the Company.  In addition, a Board policy requires that each director who is not an employee of the Company must maintain beneficial ownership of the Company's common stock and/or fully vested RSUs equal in value to at least four times the Board cash retainer at all times during his or her tenure on the Board.  New directors have up to three years of service on the Board in which to meet this ownership requirement.

•	No Significant Perquisites – No "corporate perquisites" such as country club memberships or automobile allowances are provided to our NEOs.

•
No Employment Agreements for NEOs and Limited Change-in-Control Benefits – The Company does not enter into employment agreements with its NEOs, and has a change-in-control policy for its NEOs that provide for a potential change-in-control severance benefit of only one times total targeted annual cash compensation without any excise tax gross-ups.  Our NEOs are subject to the same general (non-change-in-control) severance policies as for all Company employees.

•
Pay for Performance – The performance-based awards we granted in fiscal 2017 were designed to incentivize even greater achievement levels in the Company's future results of operations, and payout only if these operating improvements are achieved.

•
Efficient Share Utilization – The Compensation Committee believes that the Company's historical utilization of shares for compensation purposes has been relatively low and is expected to remain relatively low in the future.

Consideration of 2017 "Say-On-Pay" Voting Results

At our 2017 Annual Meeting, we held our annual advisory "say-on-pay" vote with respect to the compensation of our NEOs.  Over 99% of the votes cast were in favor of the compensation of our NEOs.  Our Board of Directors and the Compensation Committee considered and discussed this shareholder vote result during fiscal 2017 and, determined not to make significant changes to the existing program for fiscal 2017 specifically as a result of the 2017 say-on-pay vote.  The Compensation Committee will, from time to time, explore various executive pay and corporate governance changes to the extent appropriate in an effort to keep our executive compensation program aligned with best practices in our competitive market and the company's particular circumstances, and expects to consider shareholder views in so doing.  The Compensation Committee intends to continue holding say-on-pay votes with shareholders on an annual basis, and the next such vote is scheduled for the 2018 Annual Meeting.  At the 2018 Annual Meeting, our shareholders once again have the opportunity to indicate, on an advisory basis, their preference on how frequently the "say-on-pay" vote should occur.  See Proposal No. 3 for further details about this year's "say-on-frequency" vote, including our Board's recommendation to vote for "every one year" frequency for the "say-on-pay" vote.

Executive Transition

On September 13, 2017, we announced that Mr. Moon will be leaving his full-time role with the Company.  Mr. Moon will continue to be involved with the Company on a part-time consulting basis in connection with the implementation of certain key initiatives, including speaking at key thought leadership events, helping to launch new books, and other activities.

Guiding Philosophy, Principles and Objectives of Our Executive Compensation Program

To fulfill our mission and implement our strategy, Franklin Covey must attract, motivate and retain highly qualified employees.  We achieve this, in part, through working to ensure that we have both a winning culture, and a competitive performance-based total compensation program.  We align our executives' interests with those of our shareholders by tying almost all short- and long-term incentive compensation to the Company's achievement of key measures of growth and profitability.

We believe variable, performance-based compensation should constitute a significant percentage of our executives' overall potential compensation opportunity.  All executive base salary, short-term incentive and long-term incentive pay compensation is market-based, and variable pay and long-term incentive pay is linked to, and designed to reward the achievement of, specific performance targets.

The philosophy and objectives of our executive compensation program are reflected in the compensation principles listed below, which guide the Compensation Committee in its oversight of our compensation practices and plans.  The specific objectives of our executive compensation program are to reward achievement of our strategic and annual business plans and to link a major portion of pay directly to performance.  The key principles which guide the Compensation Committee are that the Company's executive compensation program should:

•
Reflect Performance: To align compensation with performance over both the short and long term, we establish multi-year objectives for the Company relating both to growth and to the achievement of key strategic objectives.  Annual performance targets are established in the context of these multi-year objectives, and for fiscal 2017 consisted primarily of goals for growth in revenue, Adjusted EBITDA, and deferred revenue.  NEO performance pay levels for the year are generally determined by assessing the Company's level of achievement compared to these objectives.  Since our NEOs have responsibility for our overall Company performance against these objectives, their compensation can vary, and has varied, significantly from year to year.

•
Encourage Long-Term Company-Wide Focus: We believe that compensation should encourage and reward both the achievement of annual objectives and longer-term Company-wide performance improvement.  We utilize a performance-based RSU program to focus NEO efforts on long-term growth in shareholder value.  We believe that paying a significant portion of variable compensation to our NEOs in the form of equity-based compensation that vests over a period of time, based on performance, also encourages a long-term, Company-wide focus.  Value is realized through delivering results today, but in a way that builds the foundation for delivering even stronger results in the future.  We believe that this practice will lead to our NEOs having a considerable investment in our shares over time.  This investment in turn advances both a culture of teamwork and partnership, and encourages a stewardship mentality for the Company among our key leaders.

•
Attract and Retain Talent: We believe that we have a deep understanding of the importance of hiring and retaining the best people.  Retention of talented employees is critical to successfully executing our business strategy.  We seek to be what we refer to internally as "the workplace of choice for achievers with heart."  Successful execution of our business strategy requires that our management team be in place, engaged and focusing their best energy and talents on achieving our business goals and strategies.  For us, compensation is not just an overhead expense; it is a key component of the investments we make and costs we incur to generate our revenues.  For our delivery consultants, a portion of this compensation cost is reflected as cost of goods sold.  In determining the compensation of our NEOs and in reviewing the effectiveness of our compensation program for attracting and retaining talent, the Compensation Committee generally considers the competitive market for talent.  We believe that our compensation programs should enable us to attract and retain talented people, and incentivize them to contribute their finest talents to achieving our objectives.  We are pleased that our executive officers have an average tenure of over 22 years with our Company (ranging from 17 years on the low-end to 32 years on the high-end).

In addition to working to align our compensation programs with the achievement of objectives that drive shareholder value, the Compensation Committee also considers the consistency of our compensation programs and works to ensure that our variable compensation does not encourage imprudent risk-taking.  We have determined that our Company's approach to the compensation process addresses shareholder concerns regarding prudence and pay-for-performance through a combination of:

•	Controls on the allocation and overall management of risk-taking;
•	Comprehensive profit and loss and other management information which provides ongoing performance feedback;
•	Rigorous, multi-party performance assessments and compensation decisions; and
•
A Company-wide compensation structure that strives to meet industry best practice standards, including a business model that is based on compensating our associates in direct proportion to the revenue and profit-contribution they generate.

Our compensation framework seeks to achieve balance between risk and reward.  Our executive team is involved in identifying relevant risks and performance metrics for our business.  We create a cadence of accountability within our organization through continuous evaluation and measurement of performance compared to what we refer to internally as our "Wildly Important Goals" of achieving profitable growth, meeting strategic objectives and building a winning culture.  Based on the considerations discussed above, in connection with its compensation decisions for fiscal 2017, our Compensation Committee concluded that our Company's compensation program and policies are structured such that they do not encourage imprudent risk-taking, and that there are no risks arising from such programs and policies that are reasonably likely to have a material adverse effect on the Company.

2017 Executive Compensation Program

Our fiscal 2017 executive compensation program incorporated five main elements:

•	Base salary;
•	Short-term performance-based variable pay plan;
•	Long-term incentive equity awards in the form of ongoing performance-based RSUs
•	Other benefits (primarily insurance, as discussed below) are generally available to all employees on similar terms, except as specifically described below; and
•	Severance and change-in-control benefits which are substantially the same for our NEOs as they are for other employees.

Analysis of Fiscal 2017 Compensation Decisions and Actions

Fiscal 2017 Executive Compensation Determination Process

The Compensation Committee determined the form and amount of fixed compensation and established specific performance metrics for determining year-end variable compensation to be awarded to our NEOs for fiscal 2017.  In so doing, our Compensation Committee considered (1) our financial performance over the prior year and past several years and expectations for fiscal 2017, (2) the individual and collective performance of our NEOs relative to the achievement of metric-based strategic objectives related to growth in our key practice areas, and (3) in connection with our goal of attracting and retaining the best talent, a general understanding of market compensation practices.  In particular, the Compensation Committee reviewed the following financial metrics and related growth rates in connection with making its key compensation decisions:

•	Revenue;
•	Adjusted EBITDA and operating income;
•	Multi-year increases in operating income, Adjusted EBITDA and specific revenue targets; and
•	Achieving high rates of retention for subscription-based revenue.

Management Input Regarding Compensation Decisions:  Our Compensation Committee meets in executive session to discuss the performance of our CEO and each of the other NEOs.  Our CEO submitted year-end variable compensation calculations (certified by our CFO) to the Committee for our other NEOs.  These calculations and recommendations precisely followed the payout guidelines established for incentive compensation relating to financial performance.
Market Assessment: Our Compensation Committee evaluates our existing NEO compensation program against market practices.  In so doing, the Committee asked Mercer, the Committee's current compensation consulting firm, to assess our compensation program for the NEOs, identify considerations that could inform compensation decisions for fiscal 2017 and advise as to current market practices, trends and plan designs related to executive compensation.  In connection with its work, Mercer reviewed data from its own research and databases.  This information was used primarily as supplemental data to assist the Compensation Committee in understanding current market practices related to executive compensation, and not for specific or mathematical benchmarking.  In its assessment of our compensation program for our NEOs, Mercer confirmed that the amounts of compensation are consistent with market compensation for similar-sized and comparable professional services and content companies, and that the program has been aligned with and is sensitive to corporate performance.  Further, Mercer advised that the compensation program contains features that reinforce significant alignment with shareholders and a long-term focus, and blends subjective assessment and policies in a way that addresses known and perceived risks.

The Compensation Committee has assessed Mercer's independence, as required under NYSE rules.  The Compensation Committee has also considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to Mercer during fiscal 2017.  Based on this review, the Compensation Committee did not identify any conflicts of interest raised by the work performed by Mercer.

In making executive compensation decisions for fiscal 2017, the Compensation Committee considered our business objectives and how executive compensation could and should drive desired performance toward achieving them.  The Compensation Committee also took into consideration the specific business opportunities and challenges facing the Company as compared to those of known competitors and similar sized companies.  However, the Compensation Committee did not specifically benchmark elements of compensation when making its fiscal 2017 executive compensation decisions.  Finally, the Compensation Committee considered the past performance of our NEOs, including performance against previous individual and corporate objectives, expected contribution to future corporate objectives and whether the NEOs' performance was achieved consistent with our governing values.  The Compensation Committee made final judgments regarding the appropriate compensation level for each NEO based on these additional inputs.

 The following peer group was again adopted for fiscal 2017.  These companies were selected based on size, industry and types of professional services offered.  Annual revenues for this peer group (which is one of several factors considered when selecting a peer group) range from $180 million to $805 million.  Since our fiscal 2017 revenues totaled $185.3 million, we believe this peer group is appropriate for comparison purposes.  This peer group is one of many tools used by the Compensation Committee for assessing executive compensation; we do not specifically benchmark pay to that of the peer group.  The peer group companies for fiscal 2017 were:

•	The Advisory Board Company
•	Callidus Software Inc.
•	CRA International Inc.
•	Exponent Inc.
•	Forrester Research Inc.
•	GP Strategies Corporation
•	The Hackett Group, Inc.
•	Healthstream, Inc.
•	Huron Consulting Group Inc.
•	Information Services Group, Inc.
•	RCM Technologies, Inc.
•	Resources Connection Inc.

As compared to the peer group for fiscal 2016, this peer group added CRA International Inc. and Forrester Research Inc. and eliminated CEB Inc.

Decisions on Key Elements of Fiscal 2017 Executive Compensation

Total Compensation: In addition to the specific elements of compensation discussed below, we consider the total compensation provided to our NEOs and establish annual targets for them.  Based on the key factors described above, the Compensation Committee established fiscal 2017 total compensation targets of approximately $2.4 million for our CEO and approximately $881,000, on average, for our other NEOs, in each case assuming achievement of targeted results under our short and long-term performance-based variable pay plans. The calculation excludes book royalty payments made to Mr. Covey as noted in the Fiscal 2017 Summary Compensation Table.

Total Compensation Mix: The following charts identify the fiscal 2017 target compensation mix for our CEO and our other NEOs.

Base Salaries

The Company pays a base salary to each of our NEOs to provide a base level of fixed income for services rendered. The Compensation Committee annually reviews market data and may increase base salaries in the future to remain at competitive levels.  However, the Committee continues to emphasize performance-based variable pay as the means by which NEOs may increase their total compensation.  Consistent with its desire to gradually increase the relative proportion of variable pay, in fiscal 2017, the Compensation Committee decided not to change the base salaries for our CEO and other NEOs from their base salaries for fiscal 2016.

Annual Performance-Based Variable Pay

Fiscal 2017 Performance-Based Cash Variable Pay Plan: The Company provides annual performance-based cash incentive opportunities to link our NEOs to specific financial and strategic goals established by the Compensation Committee.  In fiscal 2017, the Performance-Based Cash Variable Pay Plan (STIP) for our NEOs included two components for the payout calculation: (1) the annual financial performance of the Company (70% of payout) and (2) metric-based executive team performance objectives (30% of payout).  The target variable performance payout opportunities for our NEOs were determined by the Compensation Committee based on the consideration described above as follows: $525,000 for Mr. Whitman; $235,000 for Mr. Young and $200,000 for each of Mr. Covey, Mr. Moon and Mr. Walker.  The Performance-Based Cash Variable Pay Plan reinforces our strong pay-for-performance philosophy and rewards the achievement of specific stretch business and financial goals achieved during the fiscal year.

Financial Performance Component: The financial performance threshold necessary for NEOs to earn 100% of the financial performance component of their target variable performance payout opportunity in fiscal 2017 was $38.2 million of STIP Adjusted EBITDA, which equals Adjusted EBITDA plus the change in deferred revenue (less certain costs), and excludes the impact of foreign exchange on the calculation of short-term incentive pay.  As explained earlier, the formula utilized for this financial objective included only that portion of deferred revenue which was billed.  It did not include unbilled deferred revenue because at the time the target was set, the Company did not anticipate doing multi-year agreements.

In fiscal 2017, Adjusted EBITDA decreased from $26.9 million in fiscal 2016 to $7.7 million, a decrease of $19.2 million (-71.4%) (excluding the $19.9 million increase in deferred billed revenue during the year).  Accordingly, excluding the substantial portion of deferred revenue which was unbilled, the Company did not achieve the threshold of financial performance as precisely defined, and no payout was made for the financial performance component of the fiscal 2017 annual incentive.  As further described below, our NEOs each received a payout of approximately 30% of targeted annual incentive pay for the metric-based executive team performance objectives, based on the degree of achievement of the specified strategic objectives.

The following table shows the potential payouts to our NEOs based on the degree of attainment of the fiscal 2017 STIP Adjusted EBITDA.  As discussed above, no amounts were paid based on these metrics for fiscal 2017.

STIP Adjusted EBITDA less than $31.3 million and not meeting Performance Objectives	Pro-rata share of 70% financial performance metric for achieving STIP Adjusted EBITDA as calculated if > $31.3 million and < $38.2 million and meeting Performance Objectives	Targeted STIP Adjusted EBITDA of $38.2 million and meeting Performance Objectives	Pro-rata share of total target opportunity for achieving STIP Adjusted EBITDA as calculated if > $38.2 million and < $43.6 million in and meeting Performance Objectives	STIP Adjusted EBITDA equal to or greater than $43.6 million in 2017 and meeting Performance Objectives
0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Performance Objectives Component: Payout of the executive team performance objectives component of STIP in fiscal 2017 was based on achievement of key strategic goals established by the Compensation Committee at the beginning of fiscal 2017.  While these goals were strategic in nature, and disclosing specifics could cause potential competitive harm, they were objectives related to the transition to a SaaS business model as well as recurring AAP revenue.  Each key strategic goal was individually weighted based on difficulty and on the effort required to achieve the goal, with most goals weighted between 30% and 40% of this portion of the short-term variable pay award.  We believe that the goals established for each NEO were "stretch" goals tied to achieving our annual plan in support of the Company's long-term strategy of building its SaaS business.  Each goal was typically linked to what we refer to internally as our "Wildly Important Goals" that are cascaded throughout the Company, and progress toward each of these goals was tracked regularly.  For fiscal 2017, the performance objectives component of STIP was met.  Accordingly, the NEOs received the targeted cash compensation related to executive team performance objectives, which was 30% of the total targeted STIP.

Fiscal 2016 Performance-Based Variable Pay Plan: As described in our proxy statement for fiscal 2016, the Company's decision to offer the AAP in fiscal 2016 occurred after the NEOs' compensation targets for the fiscal 2016 STIP were set.  As a result of offering the AAP, a substantial portion of the revenue contracted in fiscal 2016 was not recognized in fiscal 2016, but deferred into future periods.  Because this revenue was deferred, the NEOs did not meet the technical definition of Adjusted EBITDA for fiscal 2016, and received none of the incentive pay tied to this portion of their compensation plan.  Inasmuch as the Company and shareholders have already received, or will receive the benefit from the deferred revenue generated in fiscal 2016, and since the STIP for fiscal 2017 did not provide for any compensation benefit from those deferred sales from fiscal 2016, subsequent to year-end fiscal 2016, the Compensation Committee determined it appropriate to provide an incentive opportunity and payout in respect to recognition of fiscal 2016 revenue which was deferred into fiscal 2017.  The amounts of such payouts for our NEOs were as follows: $309,136 for Mr. Whitman; $126,598 for Mr. Young and $117,766 for each of Mr. Covey, Mr. Moon and Mr. Walker.

Equity Compensation

We believe that the granting of long-term equity awards over the years has created strong alignment of interest between NEOs and shareholders, as reflected in our strong financial performance from fiscal 2010 through fiscal 2017, which would have been even stronger in common currency over that period.  The same program and philosophy was reflected in our use of equity awards in fiscal 2017.

Fiscal 2017 Long-Term Incentive Plan (LTIP) – Performance-Based Equity Grants: In fiscal 2005, the Compensation Committee adopted a long-term incentive strategy using performance-based shares as a component of total targeted compensation.  The LTIP was established as a performance incentive for senior management, including our NEOs, to achieve specific financial objectives included in our long-term financial plan.  A significant portion of our NEOs' total targeted compensation is in the form of RSU awards that vest solely upon the achievement of these key financial objectives over a period of years.  If the performance targets are not achieved within the allotted time frame, then the awards are forfeited.

During fiscal 2017, the Compensation Committee granted performance-based RSU awards to our executive officers and additional members of senior management.  A total of 183,381 shares may be awarded under the RSUs to the participants based on six individual vesting conditions that are divided into two performance measures: (1) trailing four-quarter LTIP Adjusted EBITDA as previously defined and (2) trailing four-quarter gross AAP sales.  Multi-year LTIP Adjusted EBITDA targets for this award are $36.7 million, $41.8 million and $47.7 million (70% of the award shares), and the targets for the AAP-related sales are $30.1 million, $35.4 million and $40.8 million (30% of the award shares).  As of August 31, 2017, participants had vested in all three tranches of 18,338 shares related to AAP gross sales and the first tranche of 42,789 shares related to Adjusted EBITDA.  All other tranches of this award remain unvested.

We believe that our RSU programs align a significant portion of our executive compensation with increasing value to our shareholders.  For further information regarding our LTIP awards and other share-based compensation instruments (including applicable performance achievement), please refer to the notes to our financial statements found in our Annual Report on Form 10-K for the fiscal year ended August 31, 2017 and the footnotes to the Outstanding Equity Awards at Fiscal 2017 Year-End table that are provided further below.

Qualified Retirement Benefits: Each of our NEOs participates in the Franklin Covey Co. 401(k) Plan, which is our tax-qualified retirement plan available to all eligible U.S. employees.  We match participant contributions dollar-for-dollar on the first 1% of salary contributed to the 401(k) plan and 50 cents on the dollar for the next 4% of salary contributed.  Our match for executives is the same received by all associates who participate in the 401(k) plan.  Contributions to the 401(k) plan from highly compensated employees are currently limited to a maximum of 7% of compensation, subject to statutory limits.

Other Benefits: The Compensation Committee evaluated the market competitiveness of the executive benefit package to determine the most critical and essential benefits necessary to retain executives.  Based on information on benefits from Mercer, the Compensation Committee determined to include executive life insurance for specific NEOs.  In addition, the Company agreed to provide our CEO with supplemental disability insurance after he voluntarily terminated his employment agreement with the Company, and in consideration of the years during which our CEO accepted no compensation.  For fiscal 2017, our Compensation Committee was provided with the estimated value of these items (which value is included in the Fiscal 2017 Summary Compensation Table below), and determined, as in prior years, that these amounts were not material in determining our NEOs' fiscal 2017 compensation.

•
Term Life Insurance: Franklin Covey provides a portable 20-year term life policy for the CEO and CFO.  The coverage amount is 2.5 times each executive's target annual cash compensation (base salary + target annual incentive).

•
Supplemental Disability Insurance: We provide our CEO with long-term disability insurance which, combined with our current group policy, provides, in the aggregate, monthly long-term disability benefits equal to 75% of his fiscal 2017 target cash compensation.  Executives and other highly compensated associates may purchase voluntary supplemental disability insurance at their own expense.

We maintain a number of other broad-based employee benefit plans in which, consistent with our values, our NEOs participate on the same terms as other employees who meet the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.  These benefits include:

•	Our High Deductible Health Plans and Health Savings Accounts administered pursuant to Sections 125 and 223 of the Internal Revenue Code of 1986, as amended (the Code).

•	Our Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.

Severance Policy: We have implemented a severance policy to establish, in advance, the appropriate treatment for terminated executives and to ensure market competitiveness.  The severance policy uses the same benefit formula for our NEOs as it uses for all of our employees.  We do not gross-up severance payments to compensate for taxes.  For more information about the terms of the severance policy, see the section below entitled "Executive Compensation – Potential Payments Upon Termination or Change-in-Control."

Employment Agreements and Change-in-Control Severance Agreements: We do not have employment agreements with any of our NEOs, but are a party to change-in-control severance agreements with each of our NEOs.  These agreements are designed to retain our NEOs in the event a change-in-control transaction is proposed.  In such situations, the change-in-control benefit may alleviate some of the financial and career concerns often associated with a change-in-control, and enable our NEOs to focus on the proposed transaction.  For more information about the terms of these change-in-control severance agreements, see the section below entitled "Executive Compensation – Potential Payments Upon Termination or Change-in-Control."

Section 162(m): Historically, Section 162(m) of the Code has imposed a $1.0 million limit on the amount that a public company such as ours may deduct for compensation paid to the company's principal executive officer or any of the company's three other most highly compensated executive officers, other than the company's chief financial officer, who are employed as of the end of the year.  For fiscal 2017, this limitation did not apply to compensation that meets the requirements under Section 162(m) of the Code for "qualified performance-based" compensation (in other words, compensation paid only if, among other requirements, the individual's performance meets pre-established objective goals based on performance criteria approved by shareholders).  Even if the Compensation Committee intends to grant compensation that qualifies as "performance-based" compensation for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible.  Although the Compensation Committee may take actions intended to limit the impact of Section 162(m) of the Code, the Compensation Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation.  The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract, retain, motivate and reward the executive talent to compete successfully.  Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Executive Compensation

The Fiscal 2017 Summary Compensation Table below sets forth compensation information for our NEOs relating to fiscal 2017, fiscal 2016 and fiscal 2015, as applicable.

Fiscal 2017 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert A. Whitman	2017	525,000	309,136	1,050,000	157,500	64,906	2,106,542
Chairman and	2016	525,000	—	1,050,000	78,750	60,568	1,714,318
CEO	2015	525,000	—	1,050,000	89,817	54,531	1,719,348
Stephen D. Young	2017	350,000	126,598	350,000	70,500	15,652	912,750
CFO	2016	350,000	—	350,000	35,250	12,947	748,197
	2015	320,000	—	350,000	36,782	11,323	718,105
M. Sean Covey	2017	300,000	117,766	200,000	60,000	206,340	884,106
EVP Global Solutions	2016	300,000	—	200,000	30,000	328,710	858,710
and Partnerships	2015	300,000	—	200,000	34,216	231,058	765,274
Shawn D. Moon	2017	300,000	117,766	200,000	60,000	14,387	692,153
Former EVP Strategic	2016	300,000	—	200,000	30,000	7,950	537,950
Markets	2015	300,000	—	200,000	34,216	8,891	543,107
Paul S. Walker	2017	309,500	117,766	200,000	60,000	10,493	697,759
EVP Global Sales and Delivery	2016	309,500	—	200,000	30,000	6,071	545,571

Salary: The amounts reported in the "Salary" column for fiscal 2017 represent base salaries paid to each NEO in fiscal 2017.

Bonus: The amounts reported in the "Bonus" column for fiscal 2017 represent an incentive opportunity and payout paid to the NEOs in fiscal 2017 in respect to recognition of fiscal 2016 revenue which was deferred into fiscal 2017.  These payments are discussed above in the section entitled "Compensation Discussion and Analysis – Analysis of Fiscal 2017 Compensation Decisions and Actions."

Stock Awards: The amounts reported in the "Stock Awards" column for fiscal 2017 represent the aggregate grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718), based on the probable outcome of any applicable performance conditions, excluding the effect of estimated forfeitures, for the RSUs granted to NEOs as LTIP awards.  For further information regarding these stock awards and the assumptions made in their valuation, refer to Note 11, Stock-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2017.

Non-Equity Incentive Plan Compensation: The amounts reported in the "Non-Equity Incentive Plan Compensation" column for fiscal 2017 represent the amounts paid to each NEO under the STIP, which is discussed above in the section entitled "Compensation Discussion and Analysis – Analysis of Fiscal 2017 Compensation Decisions and Actions."  Payouts are based on achieving objectives established annually and meeting annual financial targets.  Incentive amounts were approved by the Compensation Committee and were paid following the conclusion of the fiscal year.

All Other Compensation: The amounts reported for fiscal 2017 in the "All Other Compensation" column are set forth in the "Fiscal 2017 All Other Compensation Table" below.

Name	Year	Company Contributions to 401(k) Plan(a) ($)	Executive Life Insurance Premiums(b) ($)	Executive Disability Premiums(c) ($)	Other ($)		Total ($)
Mr. Whitman	2017	7,875	8,084	44,609	4,338		64,906
Mr. Young	2017	7,950	4,409	—	3,293		15,652
Mr. Covey	2017	8,100	—	—	198,240	(d)	206,340
Mr. Moon	2017	7,950	—	—	6,437		14,387
Mr. Walker	2017	7,900	—	—	2,593		10,493

(a)
We match dollar-for-dollar the first 1% of salary contributed to the 401(k) plan and 50 cents on the dollar of the next 4% of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.

(b)
For the CEO and CFO, we maintain an executive life insurance policy with a face value of approximately 2.5 times their target annual cash compensation.  These amounts show the annual premiums paid for each 20-year term executive life insurance policy.

(c)
We provide Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in the aggregate, monthly long-term disability benefits equal to 75% of his fiscal 2017 target cash compensation.  The amount shows the premiums paid for Mr. Whitman's supplemental long-term disability coverage.

(d)	For Mr. Covey, this amount includes approximately $195,000 of royalties earned during fiscal 2017 from books he authored that are used in our training and education businesses.

Fiscal 2017 Grants of Plan-Based Awards

The following table sets forth the plan-based awards that were granted to our NEOs in fiscal 2017.  We granted two types of awards in fiscal 2017: annual incentive-based cash awards identified in the table as Performance-Based Variable Pay, and long-term LTIP equity awards in the form of performance-based RSUs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards ($)
Mr. Whitman
Performance-Based Variable Pay(a)	—	—	525,000	1,050,000	—	—	—	—
Long-Term Incentive Plan Award(b)	10/18/2016	—	—	—	—	58,172	—	1,050,000

Mr. Young
Performance-Based Variable Pay(a)	—	—	235,000	470,000	—	—	—	—
Long-Term Incentive Plan Award(b)	10/18/2016	—	—	—	—	19,391	—	350,000

Mr. Covey
Performance-Based Variable Pay(a)	—	—	200,000	400,000	—	—	—	—
Long-Term Incentive Plan Award(b)	10/18/2016	—	—	—	—	11,080	—	200,000

Mr. Moon
Performance-Based Variable Pay(a)	—	—	200,000	400,000	—	—	—	—
Long-Term Incentive Plan Award(b)	10/18/2016	—	—	—	—	11,080	—	200,000

Mr. Walker
Performance-Based Variable Pay(a)	—	—	200,000	400,000	—	—	—	—
Long-Term Incentive Plan Award(b)	10/18/2016	—	—	—	—	11,080	—	200,000

(a)
These amounts relate to the Performance-Based Variable Pay Plan for the annual performance period ending August 31, 2017.  For additional information regarding the Performance-Based Variable Pay Plan, see the section above entitled "Compensation Discussion and Analysis – Analysis of Fiscal 2017 Compensation Decisions and Actions."  The actual payouts made to the NEOs are reflected in the "Non-Equity Incentive Plan Compensation" column of the Fiscal 2017 Summary Compensation Table above.

(b)
These amounts relate to the Long-Term Incentive Plan Awards granted to the NEOs in the form of performance-based RSUs, which vest based on the attainment of specified levels of Adjusted EBITDA and AAP sales.  For additional information about these equity awards, see the section entitled "Compensation Discussion and Analysis – Analysis of Fiscal 2017 Compensation Decisions and Actions" above.

Employment and Change-in-Control Severance Agreements

We do not maintain employment agreements with any of our NEOs, but we do maintain change-in-control severance agreements with each of our NEOs.  For more information about the terms of these change-in-control severance agreements, see the section below entitled "Executive Compensation – Potential Payments Upon Termination or Change-in-Control."

Outstanding Equity Awards at Fiscal 2017 Year-End

The following equity awards granted to our NEOs were outstanding as of August 31, 2017.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Un-earned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Un-earned Shares, Units or Other Rights That Have Not Vested ($)(g)
Mr. Whitman	10/18/16	—	—	—	27,146 (b)	510,345
	11/12/15	—	—	—	33,980 (c)	638,824
	11/21/14	—	—	—	25,350 (d)	476,580
	11/21/13	—	—	—	22,116 (e)	415,781
	9/20/12	—	—	—	22,127 (f)	415,988
	9/28/11	—	—	—	—	—
	1/28/11	62,500	9.00	1/28/2021	—	—
	1/28/11	62,500	10.00	1/28/2021	—	—
	1/28/11	62,500	12.00	1/28/2021	—	—
	1/28/11	62,500	14.00	1/28/2021	—	—
	1/28/10	62,500	10.00	1/28/2020	—	—
	1/28/10	62,500	12.00	1/28/2020	—	—
	1/28/10	62,500	14.00	1/28/2020	—	—

Mr. Young	10/18/16	—	—	—	9,048 (b)	170,102
	11/12/15	—	—	—	11,326 (c)	212,929
	11/21/14	—	—	—	8,450 (d)	158,860
	11/21/13	—	—	—	6,740 (e)	126,712
	9/20/12	—	—	—	5,533 (f)	104,020
	9/28/11	—	—	—	—	—
	1/28/10	43,750	10.00	1/28/2020	—	—
	1/28/10	43,750	12.00	1/28/2020	—	—
	1/28/10	43,750	14.00	1/28/2020	—	—

Mr. Covey	10/18/16	—	—	—	5,170 (b)	97,196
	11/12/15	—	—	—	6,472 (c)	121,674
	11/21/14	—	—	—	4,828 (d)	90,766
	11/21/13	—	—	—	3,510 (e)	65,988

Mr. Moon	10/18/16	—	—	—	5,170 (b,h)	97,196
	11/12/15	—	—	—	6,472 (c,h)	121,674
	11/21/14	—	—	—	4,828 (d,h)	90,766
	11/21/13	—	—	—	3,510 (e,h)	65,988

Mr. Walker	10/18/16	—	—	—	5,170 (b)	97,196
	11/12/15	—	—	—	6,472 (c)	121,674

(a)
These options had a market vesting condition related to the resolution of a management stock loan program when the share price reached the breakeven amount for participants.  In 2013, the stock price exceeded the required threshold and the management stock loan program was extinguished, resulting in these options vesting for both the CEO and CFO.

(b)
These awards are LTIP Awards granted in fiscal 2017 (October 18, 2016).  For additional information regarding the fiscal 2017 LTIP Award, see the section above entitled "Compensation Discussion and Analysis – Equity Compensation."

(c)
These awards are LTIP Awards granted in fiscal 2016 (November 12, 2015).  The number of shares that may be awarded under the RSUs to the participants is based on six individual vesting conditions that are divided into two performance measures: (1) trailing four-quarter LTIP Adjusted EBITDA, which equals Adjusted EBITDA plus the change in deferred revenue (less certain costs), and excludes the impact of foreign exchange and (2) increased sales of the Organization Development Suite (OD Suite) of offerings.  The OD Suite is defined as Leadership, Productivity and Trust offerings.  Multi-year LTIP Adjusted EBITDA targets for this award (excluding the impact of fluctuations in foreign currency exchange rates and STIP) are $36.0 million, $40.0 million and $44.0 million (70% of the award shares), and the targets related to increased sales of the OD Suite are $107.0 million, $116.0 million and $125.0 million (30% of the award shares).  As of August 31, 2017, participants had vested in all three tranches of 23,128 shares related to increased OD Suite sales and the first tranche of 53,964 shares related to LTIP Adjusted EBITDA.  All other tranches of this award remain unvested.

(d)
These awards are LTIP Awards granted in fiscal 2015 (November 21, 2014).  The number of shares that may be awarded to the participants is based on six individual vesting conditions that are divided into two performance measures: (1) trailing four-quarter LTIP Adjusted EBITDA and (2) increased sales of the OD Suite of offerings.  Multi-year LTIP Adjusted EBITDA targets for this award are $39.6 million, $45.5 million and $52.3 million (70% of the award shares), and the targets related to increased sales of the OD Suite are $107.0 million, $118.0 million and $130.0 million (30% of the award shares).  As of August 31, 2017, participants had vested in all three tranches of 11,247 shares related to increased OD Suite sales and the first tranche of 26,241 shares related to LTIP Adjusted EBITDA.  All other tranches of this award remain unvested and it is anticipated that at least one tranche will not vest prior to the expiration date.

(e)
These awards are LTIP Awards granted in fiscal 2014 (November 21, 2013).  The number of shares that may be awarded to the participants is based on six individual vesting conditions that are divided into two performance measures: (1) trailing four-quarter LTIP Adjusted EBITDA and (2) trailing four-quarter increased sales of courses related to The 7 Habits of Highly Effective People.  Multi-year LTIP Adjusted EBITDA targets for this award are $37.0 million, $43.0 million and $49.0 million (70% of the award shares), and the targets related to increased sales of The 7 Habits of Highly Effective People courses are $5.0 million, $10.0 million and $12.5 million (30% of the award shares).  As of August 31, 2017, participants had vested in the first tranche of 20,864 shares related to LTIP Adjusted EBITDA and all three tranches of 8,942 shares related to increased sales of The 7 Habits of Highly Effective People courses.  All other tranches of this award remain unvested and it is anticipated that at least one tranche will not vest prior to the expiration date.

(f)
These awards are LTIP Awards granted in fiscal 2013 (September 20, 2012).  The number of shares that may be awarded to the participants is based on six individual vesting conditions that are divided into two performance measures: (1) trailing four-quarter LTIP Adjusted EBITDA and (2) increased Productivity Practice sales.  Multi-year LTIP Adjusted EBITDA targets for this award are $33.0 million, $40.0 million and $47.0 million (70% of the award shares) and Productivity Practice sales targets are $23.5 million, $26.5 million and $29.5 million (30% of the award shares).  As of August 31, 2017, participants had vested in the first two tranches of 15,887 shares related to LTIP Adjusted EBITDA and the first tranche of 6,808 shares related to Productivity Practice sales.  All other tranches of this award remain unvested and it is anticipated that at least one or more tranches will not vest prior to the expiration date.

(g)	Values were determined by multiplying the target number of RSUs or other performance awards by the closing price per share of the Company's common stock on the NYSE on August 31, 2017 of $18.80.

(h)
In September 2017, Mr. Moon left his full-time role with the Company.  Mr. Moon will continue to be involved with the Company on a part-time consulting basis in connection with the implementation of certain key initiatives, including speaking at key thought leadership events, helping to launch new books, and other activities.  As a result, the Compensation Committee determined that Mr. Moon forfeited his rights to the outstanding stock awards listed in the table above.

Fiscal 2017 Option Exercises and Stock Vested

The following table sets forth the value of the awards held by our NEOs that vested or were exercised, as applicable, during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Whitman	62,500	521,875	145,110	2,753,733
Mr. Young	—	—	45,378	861,230
Mr. Covey	—	—	21,331	404,388
Mr. Moon	—	—	21,331	404,388
Mr. Walker	—	—	13,306	256,149

Fiscal 2017 Pension Benefits and Nonqualified Deferred Compensation

We do not offer any pension plans.  The Company's non-qualified deferred compensation (NQDC) plan was frozen to new contributions as of January 1, 2005.  Effective August 15, 2005, NQDC balances invested in our stock are distributable to participants only in the form of shares of our stock.  None of the NEOs participates in the NQDC plan.

Potential Payments Upon Termination or Change-in-Control

Severance Benefits Upon Termination Without Cause

Our NEOs are subject to the same general (non-change-in-control) severance policies as for all Franklin Covey employees.  Under our severance policy, Company employees, including each of the NEOs, who are terminated involuntarily by the Company without cause receive a lump sum payment equal to one week's salary for every $10,000 of their annual total targeted cash compensation.  Additionally, we pay COBRA medical and dental premiums for the term of the severance period.  As a condition to receipt of severance benefits, the NEO must agree to abide by specific non-compete, non-solicitation and confidentiality requirements.  The target total severance payment equals the target severance compensation excluding COBRA (as described above) plus target COBRA premiums for the severance period.  The COBRA benefits are generally limited to 18 months for all NEOs.  The amounts below assume that each NEO incurred a qualifying termination of employment on August 31, 2017 (the last business day of fiscal 2017).

Estimated Severance Amounts as of August 31, 2017
		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target Severance Compensation (Excluding COBRA)	Target COBRA Premiums
Name	Year	($)	($)	($)	($)	($)	($)
Mr. Whitman	2017	2,144,601	525,000	525,000	1,050,000	2,120,193	24,409
Mr. Young	2017	677,465	350,000	235,000	585,000	663,750	13,715
Mr. Covey	2017	497,808	300,000	200,000	500,000	480,769	17,039
Mr. Moon	2017	497,808	300,000	200,000	500,000	480,769	17,039
Mr. Walker	2017	517,082	309,500	200,000	509,500	499,702	17,380

Change-in-Control Severance Benefits

The Company has entered into a change-in-control severance agreement with each NEO.  Under the terms of the agreements, upon the occurrence of a change in control and a qualifying termination, each NEO is entitled to a lump severance payment equal to one times his current annual total targeted cash compensation, plus reimbursement of premiums to secure medical benefit continuation coverage for a period of one year.  The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.  There are no excise tax gross-up provided under the agreements.  The amounts below assume that each NEO incurred a qualifying termination of employment on August 31, 2017.

Estimated Change-in-Control Severance Amounts as of August 31, 2017
		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target COBRA Premiums for 12 Months
Name	Year	($)	($)	($)	($)	($)
Mr. Whitman	2017	1,062,826	525,000	525,000	1,050,000	12,826
Mr. Young	2017	597,826	350,000	235,000	585,000	12,826
Mr. Covey	2017	518,776	300,000	200,000	500,000	18,776
Mr. Moon	2017	518,776	300,000	200,000	500,000	18,776
Mr. Walker	2017	528,651	309,500	200,000	509,500	19,151

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by management of Franklin Covey, and discussed the CD&A with management of Franklin Covey.  Mercer, outside legal counsel and the Company's CFO and Chief People Officer also reviewed the CD&A.  Based on the Committee's review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2017.

Compensation Committee:
E. Kay Stepp, Chair
Dennis Heiner
Michael Fung
Anne Chow

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended August 31, 2017.  The information contained in this report shall not be deemed "soliciting material" or otherwise considered "filed" with the SEC, and such information shall not be incorporated by reference under the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company.  The Audit Committee is comprised entirely of independent directors and operates in accordance with a written charter, which was adopted by the Board of Directors.  A copy of that charter is available on our website at www.franklincovey.com.  Each member of the Audit Committee is "independent," as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors.  The Company's management has primary responsibility for the financial statements and reporting process, including the Company's internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company's financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2017.  This review included a discussion of the quality and the acceptability of the Company's financial reporting and system of internal controls, including the clarity of disclosures in the financial statements.  The Audit Committee also reviewed and discussed with the Company's independent registered public accounting firm the audited financial statements of the Company for the fiscal year ended August 31, 2017, their judgments as to the quality and acceptability of the Company's financial reporting, and such other matters as are required to be discussed by Public Company Accounting Oversight Board standards.

The Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence.  The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm's examinations and evaluations of the Company's internal control and the overall quality of the Company's financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2017, for filing with the SEC.

Date:  November 7, 2017
Michael Fung, Chairman
Anne H. Chow
Dennis G. Heiner
E. Kay Stepp

OVERVIEW OF PROPOSALS

This Proxy Statement includes five proposals requiring shareholder action.  Proposal No. 1 requests the election of eight directors to the Board.  Proposal No. 2 requests an advisory vote on executive compensation.  Proposal No. 3 requests an advisory vote on the frequency of "say on pay votes" for executive compensation.  Proposal No. 4 requests the approval of the Franklin Covey Co. 2017 Employee Stock Purchase Plan.  Proposal No. 5 requests the ratification of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal 2018.  Each of these proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1
Election of Directors

At the Annual Meeting, eight directors are to be elected to serve until the next annual meeting of shareholders and until their successors shall be duly elected and qualified.  Our director nominees have a great diversity of experiences and bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders.  They have developed their skills and gained experience across a broad range of industries and disciplines in both established and growth markets.  The biographies contained in the section of this Proxy Statement entitled, "Nominees for Election to the Board of Directors" describe the many areas of individual expertise that each director nominee brings to our board.

Unless the shareholder indicates otherwise, each proxy will be voted in favor of the eight nominees listed below.  Each of the nominees is currently serving as a Director of the Company.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the eight directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company's bylaws, any nominee for director who receives a greater number of votes "withheld" or "against" from his or her election than votes "for" his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote.  The Nominating Committee shall promptly consider the director's resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Recommendation of the Board

The Board of Directors recommends that shareholders vote FOR the election of Anne H. Chow, Clayton M. Christensen, Michael Fung, Dennis G. Heiner, Donald J. McNamara, Joel C. Peterson, E. Kay Stepp, and Robert A. Whitman.

PROPOSAL NO. 2
Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below.  We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of our executive compensation program.

The overall goal of our executive compensation program is to attract, motivate, and retain a talented and creative team of executives who will provide leadership for our success in dynamic and competitive markets.  The Company seeks to accomplish this goal in a way that rewards performance and that is aligned with shareholders' long-term interests.  We believe that our executive compensation program, which utilizes both short-term cash awards and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interest of our shareholders.

The Compensation Discussion and Analysis, as presented within this Proxy Statement, describes the Company's executive compensation program and the decisions made by the Compensation Committee during fiscal 2017 in more detail.  We believe that the compensation program for the Named Executive Officers is instrumental in helping the Company achieve financial goals.  Please refer to the information contained in the Compensation Discussion and Analysis as you consider this proposal.

We are asking the shareholders to vote on the following resolution:

RESOLVED, that the shareholders hereby approve the compensation of the Company's Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.  We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

Vote Required

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3
Advisory Vote on the Frequency of Advisory Vote on Executive Compensation

As described in Proposal No. 2 above, our shareholders are being provided with the opportunity to cast an advisory vote on the Company's executive compensation program.  The advisory vote on executive compensation described in Proposal No. 2 is commonly referred to as a "say-on-pay vote."

Proposal No. 3 provides our shareholders with the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or a special shareholder meeting for which we must include executive compensation information in the proxy statement for that meeting).  Under this Proposal No. 3, shareholders may vote to have the say-on-pay vote every year, every two years, every three years, or they may abstain.

We believe that say-on-pay votes should be conducted every year so that shareholders may annually express their views on our executive compensation program.  The Compensation Committee, which administers our executive compensation program, values the opinions expressed by shareholders and will consider the outcome of these votes in making its decisions on executive compensation in the future.

Vote Required

The option of "one year," "two years," or "three years" which receives the highest number of votes will be the option recommended by the shareholders.  Abstentions and broker non-votes will not have any effect on the outcome of this approval.

Recommendation of the Board

The Board recommends that shareholders vote on Proposal No. 3 to hold say-on-pay votes at intervals of ONE YEAR (as opposed to every two years or every three years).

PROPOSAL NO. 4
To Approve the Franklin Covey Co. 2017 Employee Stock Purchase Plan

General

On May 31, 2017, the Company's Board of Directors approved and adopted, and is submitting to the Company's shareholders for approval, the Franklin Covey Co. 2017 Employee Stock Purchase Plan, which is referred to in this Proxy Statement as the Plan.  The Plan replaces the Company's Amended and Restated 2004 Employee Stock Purchase Plan, which expired.  The Plan is intended to provide employees with an opportunity to purchase shares of our common stock at a 15% discount and possibly with favorable tax consequences to the participants.  The Board approved and adopted the Plan because it believes that the Plan will provide an incentive that will assist the Company in retaining the services of its employees and securing and retaining the services of new employees, thereby enhancing employee interest in the continued success and progress of the Company.  The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code and will be treated as such for U.S. federal and state tax purposes.

Summary of the Franklin Covey 2017 Employee Stock Purchase Plan

The following is a summary of certain of the material terms and conditions of the Plan.  The following summary is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix A, and is incorporated herein by reference.  Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Plan.

Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company.  Subject to shareholder approval of the Plan within twelve (12) months after its date of adoption, the Company intends that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code.  The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

Administration.  The Board, or a Committee of the Board named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

Dilution/Shares Subject to the Plan.  The maximum number of shares of Common Stock that may be issued under the Plan is 1,000,000 shares.  Shares issued under the Plan may be either newly issued shares or shares held in treasury.  In the event that outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, or a similar transaction, the maximum number of shares available for issuance under the Plan shall be proportionally adjusted.

Term of Plan.  The Plan became effective for Offering Periods beginning on and after June 1, 2017.  If the Plan is approved by our shareholders, the Plan will continue in effect until all of the Shares of Common Stock described above are exhausted or such earlier time as the Plan is appropriately terminated.  If the Plan is not approved by our shareholders, it will terminate.

Eligibility.  Participation in the Plan is limited to employees of the Company and designated subsidiaries who hold positions customarily requiring them to work at least 20 hours per week.  Employees who own five percent or more of the voting stock of the Company, however, may not participate in the Plan.  As of October 31, 2017 there were 647 employees eligible to participate in the Plan, which number will fluctuate from time-to-time.

Offerings Under the Plan.  The Plan provides for a series of offerings commencing on September 1, December 1, March 1, and June 1 of each calendar year during the term of the Plan.  An eligible employee may elect on or before the start of an offering to participate in the offering under the Plan by authorizing the Company to make deductions from their pay on each payday during the time the employee is a participant in an offering at any rate between one percent and 15 percent of their cash salary.  On the date of commencement of each offering, we will grant to each eligible employee who elects to participate in the offering an option to purchase a number of shares of Common Stock equal to the number of whole shares that can be purchased with the employee's salary reduction contributions during the offering period at a price equal to 85 percent of the fair market value of those shares at the close of the offering period.  The purchase rights granted to eligible employees under the Plan shall be limited such that the rights granted under the Plan and all other options or other rights granted under other plans do not permit such employee to purchase in excess of $25,000 of Common Stock per calendar year.  Further, no eligible employee shall be permitted to purchase more than 20,000 shares of Common Stock during any offering period.

An employee's share purchase option under the Plan will be deemed to be exercised automatically at the close of each three-month offering period for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in their account will purchase, but not in excess of the maximum number of shares for which an option has been granted to an employee.

Purchase Price of Shares.  The price per share to be paid by participants under the Plan is 85 percent of the fair market value of the Common Stock on the last day of the applicable offering period.  The fair market value of the Common Stock shall be the average of the highest and lowest trading prices of our Common Stock on the NYSE on the offering closing date or the nearest prior trading day, if such date is not a trading day.  The purchase price shall be payable only through payroll deductions from an employee's compensation.

Termination of Employment and Withdrawal.  Upon the termination of a participant's employment for any reason during an offering period and prior to the close of the offering period, including retirement, the payroll deductions credited to the participant's account shall be returned to the participant and shall not be used to purchase shares of Common Stock under the Plan.  In the event of the participant's death, their designated beneficiary shall have the right to receive all cash and shares credited to the participant's account under the Plan.  A participant may also withdraw voluntarily from any offering under the Plan prior to the conclusion of that offering and thereby receive a refund of their contributions during the offering period.

Amendment and Termination.  The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment may be made without shareholder approval to the extent such amendment would adversely affect the rights of any participant, or to the extent that shareholder approval is necessary to comply with the rules of the NYSE or under Section 423 of the Internal Revenue Code.

Other Provisions.  No participant or their legal representatives, legatees or distributees will be deemed to be the holder of any shares of Common Stock subject to an offering under the Plan until the option has been exercised, the purchase price for the shares has been paid, and the shares have been issued.  No payroll deductions credited to a participant's stock purchase account nor any rights to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by a participant other than by will or the laws of descent and distribution.  Purchase rights under the Plan will be exercisable during a participant's lifetime only by the participant, their guardian or legal representative.

Certain U.S. Federal Income Tax Consequences

The following tax discussion is a brief summary of the United States federal income tax law applicable to the Plan.  The discussion is intended solely for general information and omits certain information that does not apply generally to all participants in the Plan.

Grant of Purchase Rights.  Assuming shareholder approval of the Plan is obtained at the Annual Meeting, the Plan will qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code.  As such, a participant under the Plan will incur no income tax liability, and the Company will obtain no deduction, from the grant of the purchase rights at the beginning of each offering.  Participant payroll deductions, however, are made on an after-tax basis.  Participants will not be entitled to deduct or exclude from income or social security taxes any part of their payroll deductions.

Exercise of Purchase Rights.  An employee will not be subject to United States federal income tax upon the exercise of purchase rights granted under the Plan, nor will the Company be entitled to a tax deduction by reason of such exercise, provided that the holder is still employed by the Company.  The employee will have a cost basis in the shares of Common Stock acquired upon such exercise equal to the purchase price paid at the close of the offering.

Disposition of Shares Acquired Under the Plan.  In order to defer taxation on the difference between the fair market value and purchase price of shares acquired upon exercise of purchase rights, the employee must hold the shares more than one year after their issuance date and more than two years after the date the offering commenced.  The only exceptions are for dispositions of shares upon death, as part of a tax-free exchange of shares in a corporate reorganization, into joint tenancy with right of survivorship with one other person, or the mere pledge or hypothecation of shares.

If an employee disposes of stock acquired under the Plan before expiration of the holding periods described above, such as by gift or ordinary sale of such shares, the employee must recognize as ordinary compensation income in the year of disposition the difference between the purchase price paid and the stock's fair market value as of the date of purchase.  This amount must be recognized as income even if it exceeds the fair market value of the shares as of the date of disposition or the amount of the sales proceeds received.  The Company will be entitled to a corresponding compensation expense deduction for the taxable year of the Company in which the disposition occurs, although the income tax deduction may be limited by the deductibility of compensation paid to certain Company officers under Section 162(m) of the Code.

Disposition of shares after expiration of the required holding period will result in the recognition of ordinary income in the year of disposition equal to the excess of the lesser of (i) the fair market value of the shares on the date of disposition over the purchase price for the shares or (ii) the greater of (a) the fair market value of the shares on the date the purchase right relating to the disposed shares was first granted over the purchase price and (b) the fair market value of the shares on the day immediately prior to the disposition over the purchase price.  Any additional gain or loss on the disposition, after adding the amount treated as ordinary income to the employee's basis in the shares, will be long-term capital gain or loss to the employee.  The Company will not be entitled to an income tax deduction for any amount with respect to the issuance or exercise of the purchase right or the sale of the underlying shares.

New Plan Benefits

The benefits that will be received by or allocated to eligible employees under the Plan cannot be determined at this time because the amount of contributions set aside to purchase shares of the Common Stock under the Plan (subject to the limitations discussed above) is within each employee's discretion.

Plan Benefits

We are adopting the Plan to replace the Company's Amended and Restated 2004 Employee Stock Purchase Plan, which expired.  The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock purchased under our employee stock purchase plans, including under the Amended and Restated 2004 Employee Stock Purchase Plan, since September 1, 2016.

As of December 13, 2017, the fair market value of a share of Common Stock was $18.65.

Category	Shares
Named Executive Officers:
Robert A. Whitman	-
Stephen D. Young	-
M. Sean Covey	-
Shawn D. Moon	1,272
Paul S. Walker	-
All current executive officers as a group	1,272
All current non-employee directors as a group	-
All other employees, including all current officers who are not executive officers, as a group	40,771

Equity Compensation Plan Information
	[a]		[b]	[c]
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a])
	(in thousands)			(in thousands)
Equity compensation plans approved by security holders(1)	1,129	(2)	$11.41	494	(3)
Equity compensation plans not approved by security holders	-		-	-	(4)
Total	1,129		11.41	494

(1)	Excludes 29,834 shares of unvested (restricted) stock awards and stock units that are subject to forfeiture.

(2)
Amount includes 560,110 performance share awards that may be awarded under the terms of various long-term incentive plans.  The number of shares eventually awarded to participants through our long-term incentive plans is variable and based upon the achievement of specified financial goals.  The weighted average exercise price of outstanding options, warrants, and rights does not include the impact of performance awards.

(3)
Amount is based upon the number of performance-based plan shares expected to be awarded at August 31, 2017 and may change in future periods based upon the achievement of specified goals and revisions to estimates.

(4)
Through August 31, 2017, we issued 12,857 shares of our Common Stock under the provisions of the Franklin Covey Co. 2017 Employee Stock Purchase Plan, which is subject to approval by our shareholders as described in this Proposal No. 4.  This table does not include shares related to the Franklin Covey Co. 2017 Employee Stock Purchase Plan.

Vote Required

Approval of this Proposal No. 4 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions with respect to this proposal will have the same effect as votes against the proposal.  Broker non-votes will not have any effect on the outcome of this proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR Proposal No. 4.

PROPOSAL NO. 5
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected the independent registered public accounting firm Deloitte & Touche, LLP to audit our financial statements for fiscal 2018.  Deloitte began serving as our independent registered public accounting firm in the third quarter of fiscal 2016.  Prior to this appointment, Ernst & Young, LLP (Ernst & Young) served as our independent registered public accounting firm since fiscal 2011.

During fiscal 2016, the Audit Committee completed the process it undertook in accordance with its previously announced policy to review the appointment of our independent registered public accounting firm every five years.  Pursuant to this policy, the Audit Committee conducted a competitive process to select a firm to serve as the Company's independent registered public accounting firm for the remainder of fiscal 2016 and in future periods.

As a result of this process and following careful deliberation, the Audit Committee engaged Deloitte & Touche, LLP as the Company's independent registered public accounting firm for the remainder of the fiscal year ended August 31, 2016, and dismissed Ernst & Young from that role on April 20, 2016.

During the fiscal year ended August 31, 2015, and in the subsequent interim period through April 20, 2016, there were (i) no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report of Ernst & Young on the Company's financial statements for the fiscal year ended August 31, 2015 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  The audit report of Ernst & Young on the effectiveness of internal control over financial reporting as of August 31, 2015 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Company provided Ernst & Young with a copy of the disclosures it made in a Current Report on Form 8-K (the Report) prior to the time the Report was filed with the SEC.  The Company requested that Ernst & Young furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein.  A copy of Ernst & Young's letter dated April 26, 2016 was attached as exhibit 16.1 to the Report.

In its decision to engage Deloitte, the Audit Committee reviewed auditor independence and all existing relationships with Deloitte, and concluded that Deloitte has no relationships with the Company that would impair its independence.  During the fiscal year ended August 31, 2015, and in the subsequent interim period through February 27, 2016, neither the Company nor anyone acting on its behalf consulted with Deloitte on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

The Board of Directors anticipates that one or more representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table shows the fees accrued or paid to our independent registered public accounting firms for the fiscal years ended August 31, 2017 and 2016:

	Deloitte		Ernst & Young
	Fiscal 2017	Fiscal 2016	Fiscal 2016
Audit Fees(1)	$716,574	$540,901	$195,000
Audit-Related Fees(2)	-	-	-
Tax Fees(3)	34,139	-	40,098
All Other Fees	-	-	-
	$750,713	$540,901	$235,098

(1)
Audit fees represent fees and expenses for professional services provided in connection with the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting found in the Annual Report on Form 10-K and reviews of our financial statements contained in Quarterly Reports on Form 10-Q, procedures related to registration statements, accounting consultations on actual transactions, and audit services provided in connection with other statutory filings.

(2)	Audit-Related Fees primarily consist of accounting consultation on proposed transactions.
(3)	Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.

The Audit Committee pre-approves all services to be performed by our independent registered public accountants and subsequently reviews the actual fees and expenses paid to them.  All of the audit-related and non-audit services provided by our independent registered public accounting firms during the fiscal years ended August 31, 2017 and 2016 were pre-approved by the Audit Committee.  The Audit Committee has determined that the fees paid for non-audit services are compatible with maintaining independence as our independent registered public accountants.

Vote Required

The ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Board Recommendation

The Board recommends that shareholders vote FOR the appointment of Deloitte & Touche, LLP as the Company's independent registered public accountants.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting.  However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials

Shareholders may present proposals for inclusion in our proxy statement and form of proxy for the annual meeting of shareholders to be held in calendar year 2019, provided that such proposals must be received by us, at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 22, 2018, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2019 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2018.  Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in our proxy statement and form of proxy.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or to other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Franklin Covey not less than 60 nor more than 90 calendar days prior to the anniversary of the date of the immediately preceding annual meeting.  To be timely for the annual meeting of shareholders to be held in calendar year 2019, a shareholder's notice must be delivered or mailed to, and received by, our Secretary at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) between October 28, 2018 and November 27, 2018.  However, in the event that the annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of either (i) the 60th day prior to such annual meeting, or (ii) the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made by the Company, whichever occurs first.  In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder's notice as provided above.  A shareholder's notice to our Secretary must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

Pursuant to rules adopted by the SEC, if a shareholder intends to propose any matter for a vote at our annual meeting to be held in calendar year 2019 but fails to notify us of that intention prior to November 7, 2018, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2019 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2018.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC's public reference room, 100 F Street NE, Washington, D.C. 20549.  You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

We will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our 2017 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission.  Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn:  Mr. Stephen D. Young.

You should rely only on the information contained in this Proxy Statement.  We have not authorized anyone to provide you with information different from that contained in this Proxy Statement.  The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

DIRECTIONS TO THE ANNUAL MEETING

            Directions to FranklinCovey from Provo/South
♦Take I-15 North to the 21st South Freeway; merge onto the 21st South Freeway Westbound
♦Take the Redwood Road exit
♦Turn left (South) onto Redwood Road
♦Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner
♦You will pass UPS on your right
♦FranklinCovey will be the block after UPS on your right
♦2200 West Parkway Blvd.  Salt Lake City, UT  84119
♦Park at the Washington Building, this building has 3 big flagpoles at the front door
♦Receptionist in the Washington building will be able to help you

            Directions to Franklin Covey from Downtown/North
♦If entering I-15 from 600 South on-ramp southbound
♦Take the 21st South Freeway
♦Take the first exit off 21st South Freeway which is Redwood Road
♦Turn left (South) onto Redwood Road
♦Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner
♦You will pass UPS on your right
♦FranklinCovey will be the block after UPS on your right
♦2200 West Parkway Blvd
♦Salt Lake City, UT  84119
♦Park at the Washington Building, this building has 3 big flagpoles at the front door
♦Receptionist in the Washington building will be able to help you

If you need further assistance or additional directions, please call our receptionist at (801) 817-1776.

APPENDIX A

FRANKLIN COVEY CO.
 2017 EMPLOYEE STOCK PURCHASE PLAN
Franklin Covey Co. (the Company) hereby adopts the Franklin Covey Co. 2017 Employee Stock Purchase Plan (the Plan) effective for Offering Periods beginning on and after June 1, 2017, to read as follows:
1.            Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company.  Subject to shareholder approval of the Plan within twelve (12) months after its date of adoption, the Company intends that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code.  The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
2.            Definitions.
(a)            "Board" means the Board of Directors of the Company.
(b)            "Code" means the Internal Revenue Code of 1986, as amended.
(c)            "Committee" means a committee of the Board designated pursuant to Section 12 below.
(d)            "Common Stock" means the $0.05 par value common stock of the Company.
(e)            "Company" means Franklin Covey Co., a Utah corporation.
(f)            "Compensation" means total base cash compensation received by an Employee from the Company or a Designated Subsidiary.  By way of illustration, but not limitation, Compensation includes regular base salary, wages, overtime, bonuses, commissions and incentive compensation.  Compensation does not include profit sharing, deferred compensation, relocation allowances, expense reimbursements, tuition or other reimbursements, contributions or imputed income under any 401(k) plan, insurance plan, or other employee benefit plan, and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary.
(g)            "Continuous Employment" means uninterrupted employment with the Company or a Designated Subsidiary as an Employee.  Employment shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Company; or (iv) in the case of transfers between locations of the Company or between the Company and its Designated Subsidiaries.  However, in the case of an approved leave under (i), (ii) or (iii) that exceeds three months and the Employee's right to reemployment is not guaranteed either by contract or by law (e.g., FMLA or USERRA), the Employee shall be deemed to incur a termination of his or her Continuous Status as an Employee (for purposes of this Plan) on the first day immediately following such three-month period.
(h)            "Contributions" means all amounts credited to the account of a Participant pursuant to the Plan.

(i)            "Corporate Transaction" means a sale of all or substantially all of the Company's assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation, or any other transaction or series of related transactions in which the Company's shareholders immediately prior thereto own less than fifty percent (50%) of the voting stock of the Company (or its successor or parent) immediately thereafter.
(j)            "Designated Subsidiaries" means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.  As of the date hereof, the Designated Subsidiaries are the entitles listed on Schedule 1 hereto.  The Board may revoke the designation of a Subsidiary at any time and any previously Designated Subsidiary shall automatically cease to be a Designated Subsidiary on the date it ceases to be a Subsidiary.  If any Subsidiary ceases to be Designated Subsidiary, all employees of that entity shall be deemed to have terminated employment for purposes of this Plan on the date Designated Subsidiary status ceases.
(k)            "Employee" means any person, including an Officer, who is an employee of the Company or a Designated Subsidiary for federal withholding tax purposes.
(l)            "Eligible Employee" means an Employee who is in a position requiring the Employee to work at least twenty (20) hours per week for the Company or one of its Designated Subsidiaries.
(m)            "Exchange Act" means the Securities Exchange Act of 1934, as amended.
(n)            "Fair Market Value" means as of any given date the average between the highest and lowest sale prices per share of Common Stock on the NYSE (or, if the Common Shares cease to be traded on the NYSE, on such other securities exchange or market system on which the Common Stock is then listed or quoted) as reported in the Wall Street Journal or such other source as the Board deems reliable.  If no shares of Common Stock are traded on such an exchange or market quotation system on the date in question, Fair Market Value shall be the average between the highest and lowest sale prices per share of Common Stock on the nearest prior business day on which shares of Common Stock are so traded.  In the event Common Shares cease to be traded on any securities exchange or market system the Board shall determine the Fair Market Value of Common Stock in good faith.
(o)            "NYSE" means the New York Stock Exchange.
(p)            "Offering" means the grant of Purchase Rights to purchase Common Stock to Eligible Employees under the Plan.
(q)            "Offering Date" means the first business day of each Offering Period of the Plan.
(r)            "Offering Period" means a period of three (3) months commencing on September 1, December 1, March 1 and June 1 of each year; provided, however, that the Committee shall have the power to change the duration and/or frequency of Offering Periods with respect to future purchases if such change is announced prior to the scheduled beginning of the first Offering Period to be affected; provided further, however, that no Offering Period shall exceed 27 months.
(s)            "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(t)            "Participant" means with respect to any Offering any Eligible Employee who has elected to participate in the Offering.
(u)            "Plan" means this 2017 Employee Stock Purchase Plan.

(v)            "Purchase Date" means as to any Offering, the last day of the applicable Offering Period.
(w)            "Purchase Price" means with respect to each Offering, (i) an amount equal to eighty‑five percent (85%) of the Fair Market Value of a Share of Common Stock on the Purchase Date, rounded up to the nearest whole cent per share; or (ii) such other amount announced by the Committee prior to the Offering Period, which price may, in the discretion of the Committee, be a price which is not fixed or determinable as of the Offering Date of that Offering Period; provided, however, that in no event shall the Purchase Price for any Offering Period be less than the lesser of eighty‑five percent (85%) of the Fair Market Value per share at the time the Purchase Right is granted or eighty‑five percent (85%) of the Fair Market Value per Share at the time of exercise.
(x)            "Purchase Rights" means options to purchase Shares under the Plan.
(y)            "Share" means a share of Common Stock, as adjusted in accordance with Section 19 of the Plan.
(z)            "Subsidiary" means any corporation, domestic or foreign, which is a "subsidiary of the Company within the meaning of Section 424(f) of the Code, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
3.            Offerings.  The Plan shall be generally implemented by a series of Offerings conducted over Offering Periods of three calendar months' duration, with new Offerings and related Offering Periods commencing on or about September 1, December 1, March 1, and June 1 of each year.  The first Offering Period under the Plan shall commence on June 1, 2017.  The Plan shall continue until terminated in accordance with Section 18 below.  The Committee may limit the aggregate number of Shares available for purchase in each Offering by written notice to all Participants given with sixty (60) days after the commencement of such Offering.
4.            Eligibility and Participation.
(a)            Any person who is an Eligible Employee as of the Offering Date of a given Offering shall be eligible to participate in the Offering commencing on that date, subject to the requirements of Section 5(a) below and the limitations imposed by Section 423(b) of the Code.  Persons who are not Eligible Employees on the Offering Date with respect to a given Offering may not participate in that Offering.
(b)            Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted Purchase Rights under the Plan or be eligible to participate in an Offering if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company.  For purposes of this limitation, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any person.
(c)            An Eligible Employee may become a Participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company's Human Resources Department.  The subscription agreement shall set forth the percentage of the Participant's Compensation (subject to Section 5(a) below) to be paid as Contributions pursuant to the Plan.
(d)            With respect to each Offering, payroll deductions shall commence on the first full payroll following the Offering Date and shall end on the last payroll paid on or prior to the end of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the Participant as provided in Section 9 below.

(e)            Any provisions of the Plan to the contrary notwithstanding, and in accordance with Section 423(b)(8) of the Code, all Purchase Rights granted to any Eligible Employee hereunder shall be limited so that for any calendar year in which such Purchase Rights are outstanding at any time, such Purchase Rights and all other options and rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries, do not permit the Eligible Employee to purchase or otherwise accrue the right to acquire Shares having a Fair Market Value in excess of $25,000, with all such Share values to be determined at the time of grant of the Purchase Rights or other options and rights in question.
5.            Method of Payment of Contributions.
(a)            A Participant in any Offering shall elect to have payroll deductions made on each payday during the applicable Offering Period in an amount not less than one percent (1%) and not more than fifteen percent (15%) (or such other percentage as the Committee may establish from time to time before an Offering Date) of such Participant's Compensation on each payday during the Offering Period.  All payroll deductions made by a Participant shall be credited to his or her account under the Plan.  A Participant may not make any additional payments into such account without the written consent of the Committee.
(b)            A Participant may discontinue his or her participation in any Offering as provided in Section 9 below.
(c)            Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 4(e) above, a Participant's payroll deductions may be decreased during any Offering Period scheduled to end during the current calendar year to zero percent (0%).  Payroll deductions shall re‑commence at the rate provided in such Participant's subscription agreement at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 9 below.
6.            Grant of Purchase Rights.  On the Offering Date of each Offering, each Participant in such Offering shall be granted the right to purchase on the Purchase Date at the conclusion of that Offering a number of Shares of the Company's Common Stock determined by dividing (a) the Participant's Contributions prior to the Purchase Date and retained in the Participant's account as of the Purchase Date, by (b) the applicable Purchase Price; provided however that (i) the maximum number of Shares an Employee may purchase during each Offering Period shall be twenty thousand (20,000) Shares (subject to any adjustment pursuant to Section 17(a) below); (ii) such purchase shall be subject to the limitations set forth in Sections 4(e) above and 11 below; and (iii) in the case of the Offering commencing prior to shareholder approval of the Plan, the limitations and special rules of Sections 8 and 21 below shall apply.
7.            Exercise of Option.  Unless a Participant withdraws from an Offering as provided in Section 9 below, his or her right to purchase Shares in that Offering will be exercised automatically on the Purchase Date at the conclusion of the applicable Offering Period, and the maximum number of full Shares subject to the Purchase Right will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account.  No fractional Shares shall be issued.  Any payroll deductions accumulated in a Participant's account that are not sufficient to purchase a full Share shall be retained in the Participant's account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 9 below.  Any other amounts left over in a Participant's account after a Purchase Date shall be returned to the Participant.  Except as provided in Sections 8 and 21 below, the Shares purchased upon exercise of Purchase Rights hereunder shall be deemed to be transferred to the Participant on the Purchase Date.  During his or her lifetime, a Participant's right to purchase Shares hereunder is exercisable only by him or her.
8.            Delivery.  As promptly as practicable after the Purchase Date at the conclusion of an Offering Period, the number of Shares purchased by each Participant upon exercise of his or her Purchase Rights shall be deposited into an account established in the Participant's name with the Designated Broker.
9.            Voluntary Withdrawal; Termination of Employment.
(a)            A Participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan during an Offering Period at any time prior to the Purchase Date at the conclusion of that offering Period by giving written notice to the Company's Human Resources Department.  All of the Participant's Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her Purchase Rights for the current Offering will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Offering Period in question.
(b)            If an Eligible Employee elects to participate in an Offering and his or her Continuous Employment with the Company or a Designated Subsidiary subsequently terminates for any reason, including retirement or death, during the applicable Offering Period (but prior to the Purchase Date at the conclusion of that Offering), the Contributions credited to his or her account during the Offering Period will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 13 below, and his or her Purchase Rights with respect to that Offering will automatically terminate.
(c)            A Participant's withdrawal from an Offering will not have any effect upon his or her eligibility to participate in a succeeding Offering or in any similar plan that may hereafter be adopted by the Company.
10.            Interest.  No interest shall accrue on the Contributions of a Participant in the Plan.
11.            Stock.
(a)            Subject to adjustment as provided in Section 17(a) below, the maximum number of Shares which shall be made available for sale under the Plan shall be one million (1,000,000) Shares.  If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which Purchase Rights are to be exercised may exceed the number of Shares available for sale under the Plan on such Purchase Date, the Committee may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares of Common Stock available for purchase on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising rights to purchase Common Stock on such Purchase Date.  The Company may make pro rata allocation of the Shares available pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company's shareholders subsequent to such Offering Date.
(b)            No Participant shall have any interest or voting rights in Shares covered by his or her Purchase Rights until such rights have been exercised and the Shares have been issued.

(c)            Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.
12.            Administration.  The Board, or a Committee of the Board named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  To the extent the Board has delegated authority to a Committee, the Board may revoke that delegation at any time.  Unless the context otherwise requires, if the Board has delegated authority to a Committee, all references in this Plan to the Board shall be deemed to include the Committee.
13.            Designation of Beneficiary.
(a)            A Participant may designate a beneficiary who is to receive any Shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death on or subsequent to the close of an Offering Period but prior to delivery to the Participant of such Shares and cash.  In addition, a Participant may designate a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to the Purchase Date of an Offering.  Beneficiary designations under this Section 13(a) shall be made in writing (or through an electronic medium) in accordance with procedures approved by the Company's Human Resources Department.
(b)            Such Beneficiary designations may be changed in writing (or through an electronic medium) by the Participant in accordance with procedures approved by the Company's Human Resources Department.
(c)            In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(d)            No beneficiary shall, prior to the death of the Participant by whom such beneficiary has been designated, acquire any interest in the Shares or cash credited to the Participant under the Plan.
14.            Transferability.  Neither Contributions credited to a Participant's account nor any Purchase Rights or other rights to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 13 above) by the Participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9 above.
15.            Use of Funds.  All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.
16.            Account Maintenance and Reports.  For administrative convenience, the Company will establish non‑interest bearing, individual accounts for each Participant in the Plan with one or more brokerage firms designated by the Company (the "Designated Broker").  All Shares purchased by a Participant under the Plan and all earnings from or with respect to those Shares will be credited to the Participant's account under the Plan.  Each Participant's account will be reduced by all distributions and expenditures from the account and any account‑related expenses not paid by the Company.  Unless and until the Board otherwise determines, the Company will pay all annual fees and other costs of maintaining such accounts ("Account Fees") on behalf of each Participant while they remain an Employee, excluding commissions on sales of Shares from the account which shall be the sole responsibility of the selling Participant.  Upon termination of a Participant's Continuous Employment with the Company or a Designated Subsidiary, the Company shall no longer pay any Account Fees, transfer costs or other fees and costs with respect to such Participant's account and the Participant may either (a) continue the account in his or her own name and at his or her sole expense (including the liability for all Account Fees); or (b) at his or her sole expense transfer the cash and whole Shares held in such account to an account at another brokerage firm or financial institution designated by the Participant.  To consummate such a transfer, a former Employee must submit a transfer request to the Designated Broker in accordance with such transfer procedures as are established by that Designated Broker from time to time.  If a former Employee requests a transfer of the assets from his or her account to another brokerage firm or financial institution, any fractional shares held in the account shall if requested by the Company be sold to or otherwise cashed out by the Company for their Fair Market Value as soon as reasonably practicable following receipt of the transfer request, such that only whole Shares and cash may be transferred.  Statements of account will be provided to Participants by the Company or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the number of Shares purchased and the remaining cash balance, if any.  The Company has no fiduciary or other obligations with respect to the investment or custody of the accounts.
17.            Adjustments Upon Changes in Capitalization; Corporate Transactions.
(a)            Adjustment.  Subject to any required action by the shareholders of the Company, the number of Shares covered by each Purchase Right under the Plan that has not yet been exercised and the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under Purchase Rights (collectively, the "Reserves"), as well as the maximum number of Shares of Common Stock that may be purchased by a Participant in an Offering Period, the number of shares of Common Stock set forth in Section 11(a) above, and the price per Share of Common Stock covered by each Purchase Right under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares during an Offering Period resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares of Common Stock effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided however that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to Purchase Rights.
(b)            Corporate Transactions.  In the event of a dissolution or liquidation of the Company, the Offering and Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board.  In the event of a Corporate Transaction, each Purchase Right outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of such successor corporation.  In the event that the successor corporation refuses to assume or substitute for outstanding options, the Offering and Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the "New Purchase Date"), as of which date the Offering and Offering Period then in progress will terminate.  The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each Participant in writing (or through an electronic medium), at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her Purchase Right has been changed to the New Purchase Date and that his or her Purchase Right will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering as provided in Section 9 above.  For purposes of this Section 17, Purchase Rights granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of Purchase Rights under the Plan would be entitled to receive upon exercise of those rights the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares of Common Stock covered by the Purchase Rights at such time (after giving effect to any adjustments in the number of Shares covered by the rights as provided for in this Section 17); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of Purchase Rights to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the transaction.
(c)            The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the Purchase Price per Share of Common Stock covered by each outstanding Purchase Right, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of Shares of its outstanding Common Stock, and in the event of the Company's being consolidated with or merged into any other corporation.
18.            Amendment or Termination.
(a)            The Board may at any time and for any reason terminate or amend the Plan.  Except as provided in Sections 17 and 21, no such termination of the Plan may affect Purchase Rights previously granted, provided that the Plan or an Offering may be terminated by the Board on a Purchase Date or by the Board's setting a new Purchase Date with respect to an Offering then in progress if the Board determines that termination of the Plan and/or the Offering is in the best interests of the Company and the shareholders or if continuation of the Plan and/or the Offering would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan.  Except as provided in Section 17 above and in this Section 18, no amendment to the Plan shall make any change in any Purchase Right previously granted that adversely affects the rights of any Participant.  In addition, to the extent necessary to comply with the rules of the NYSE or any other securities exchange or market system on which Shares are listed or quoted, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.
(b)            Without shareholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee, pursuant to its administrative authority granted under Section 12, shall be entitled to permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable that are consistent with the Plan.

19.            Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
20.            Conditions Upon Issuance of Shares.  Shares shall not be issued under the Plan with respect to any Purchase Rights unless the exercise of such rights and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of the NYSE and any stock exchange upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.  As a condition to the exercise of rights and issuance or Shares, the Company may require the person exercising such rights to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
21.            Term of Plan.  Upon approval by the Board, the Plan shall become effective for Offering Periods beginning on and after June 1, 2017.  It shall continue in effect until all of the Shares of Common Stock set forth in Section 11 hereof are exhausted or such earlier time as the Plan is terminated pursuant to Section 18 hereof.
22.            Additional Restrictions of Rule 16b‑3.  The terms and conditions of Purchase Rights granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b‑3.  This Plan shall be deemed to contain, and such rights shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b‑3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.
23.            Governing Law and Choice of Law.  This Plan and all Purchase Rights hereunder shall be interpreted and construed according to the laws of the State of Utah, without giving effect to any conflict of laws provisions.  In the event any person initiates legal action based upon a dispute or claim arising out of this Plan or any Award Agreement, such action shall be exclusively brought before and decided by a state court or U.S. District Court in the State of Utah.
24.            Non‑U.S. Participants.  The Committee shall have the power and authority to designate a portion of the Plan that is not intended to comply with Section 423 of the Code and to allow any of the Company's Subsidiaries other than Designated Subsidiaries to adopt and join in such portion of the Plan so that employees of such Subsidiaries who work or reside outside of the United States have an opportunity to acquire Shares of Common Stock in accordance with such special terms and conditions as the Committee may establish from time to time, which terms and conditions may modify the terms and conditions of the Plan set forth elsewhere in this Plan.  Without limiting the authority of the Committee, the special terms and conditions which may be established with respect to any foreign country, and which need not be the same for all foreign countries, include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to accounts held for the benefit of participants, the purchase price of any Shares to be acquired, the length of any Offering Period, the maximum amount of contributions, credits or Shares of Common Stock which may be acquired by any participating employees, and a participating employee's rights in the event of his or her death, disability, withdrawal from participation in the purchase of Shares of Common Stock hereunder, or termination of employment.  Any purchases made pursuant to the provisions of this Section 24 shall not be subject to the requirements of Section 423 of the Code.

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized officer this _____ day of _______________, 2017.
FRANKLIN COVEY CO.
By:

Name:
 Title:

Schedule 1
Designated Subsidiaries

Franklin Development Corporation  (a Utah corporation)
Franklin Covey Travel, Inc.  (a Utah corporation)
Franklin Covey Client Sales, Inc. (a Utah corporation)

Appendix B

ADJUSTED EBITDA RECONCILIATION TO NET INCOME (LOSS)

For fiscal 2012 to fiscal 2017, Adjusted EBITDA means net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense and non-recurring items.  The Company references this non-GAAP financial measure in its disclosure and decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Fiscal Year Ended August 31,
	2017	2016	2015	2014	2013	2012
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(7,172)	$7,016	$11,116	$18,067	$14,319	$7,841
Adjustments:
Other income, net	-	-	-	-	(21)	-
Interest expense, net	2,029	1,938	1,754	1,810	1,718	2,464
Discount on related party receivable	-	-	363	1,196	519	1,369
Income tax provision (benefit)	(3,737)	4,895	6,296	3,692	5,079	5,906
Amortization	3,538	3,263	3,727	3,954	3,191	2,499
Depreciation	3,879	3,677	4,142	3,383	3,008	3,142
Share-based compensation	3,658	3,121	2,536	3,534	3,589	3,835
Increase (reduction) of contingent earn-out liability	(1,936)	1,538	35	(1,579)	-	-
Impairment of related party receivable	-	-	-	363	-	-
Impairment of assets	-	-	1,302	-	-	-
Costs to exit Japan publishing business	2,107	-	-	-	-	-
Restructuring costs	1,482	776	587	-	-	-
ERP system implementation costs	1,404	448	-	-	-	-
Business acquisition costs	442	-	-	-	-	-
Contract termination costs	1,500	-	-	-	-	-
China start-up costs	505	222	-	-	-	-
	$7,699	$26,894	$31,858	$34,420	$31,402	$27,056

PROXY FRANKLIN COVEY CO.
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Stephen D. Young and A. Derek Hatch or either of them as proxy, with full power of substitution, to vote, as designated below, all shares of Common Stock of Franklin Covey Co. (the Company), which the undersigned is entitled to vote at the annual meeting of shareholders of the Company (the Annual Meeting) to be held at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, on January 26, 2018 at 8:30 a.m., local time, or any adjournment(s) thereof. This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed and returned in a timely manner, will be voted as specified. If no instructions are specified, this proxy will be voted "FOR" all nominees listed in Proposal 1; "FOR" Proposals 2, 4, and 5; and "ONE YEAR" for Proposal 3.
1.	Election of eight directors of the Company, each to serve until the next Annual Meeting and until their respective successors shall be duly elected and shall qualify.
Nominees: 01 Anne H. Chow, 02 Clayton M. Christensen, 03 Michael Fung, 04 Dennis G. Heiner, 05 Donald J. McNamara, 06 Joel C. Peterson, 07 E. Kay Stepp, and 08 Robert A. Whitman.
☐	FOR all nominees	☐	WITHHOLD AUTHORITY all nominees	☐	FOR all nominees, except AUTHORITY for the nominee(s) whose name(s) are circled above

2.    Advisory vote on approval of executive compensation.
    ☐FOR        ☐AGAINST        ☐ABSTAIN
3.    Advisory vote on the frequency of advisory votes on executive compensation.
    ☐ONE YEAR        ☐TWO YEARS        ☐THREE YEARS        ☐ABSTAIN
4.    Approve the Franklin Covey Co. 2017 Employee Stock Purchase Plan.
    ☐FOR        ☐AGAINST        ☐ABSTAIN
5.    Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for fiscal 2018.
    ☐FOR        ☐AGAINST        ☐ABSTAIN

FOLD AND DETACH HERE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held. The Notice, the Proxy Statement and our
2017 Annual Report to shareholders are available at http://www.viewproxy.com/FranklinCovey/2018

The Board of Directors unanimously recommends that the shareholders vote "FOR" all nominees listed in Proposal 1; "FOR" Proposals 2, 4, and 5; and "One Year" for Proposal 3. To vote in accordance with the Board of Directors' recommendations, sign below. The appropriate boxes may, but need not, be checked. To vote against any proposal, or to abstain from voting on any proposal, check the appropriate box. PLEASE PRINT YOUR NAME AND SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Dated:

Signature of Shareholder(s)

Signature (if held jointly)

        CONTROL NUMBER

 FOLD AND DETACH HERE